                  STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

                          dated as of February 8, 2000

                                      among

                               PAXAR CORPORATION,

                           PAXAR CAPITAL CORPORATION,

                     INTERNATIONAL IMAGING MATERIALS, INC.,

                       CENTRE CAPITAL INVESTORS III, L.P.

                                       and

                              RELATED PARTNERSHIPS

                                TABLE OF CONTENTS

ARTICLE I REDEMPTION; PURCHASE AND SALE OF SHARES; CERTAIN
      DEFINITIONS.............................................................    -2-

      SECTION 1.01      Redemption of the Redeemed Shares.....................    -2-
      SECTION 1.02      Purchase and Sale of Purchased Shares.................    -2-
      SECTION 1.03      Purchase Price for Purchased Shares purchased by Buyer    -2-
      SECTION 1.04      Cash Redemption Payment Adjustment....................    -2-
      SECTION 1.05      Payment under Section 9.05............................    -5-

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT, SELLER AND
      THE COMPANY.............................................................    -5-

      SECTION 2.01      Organization and Qualification; Subsidiaries..........    -5-
      SECTION 2.02      Certificate of Incorporation, By-Laws and Other
                        Organizational Documents..............................    -6-
      SECTION 2.03      Capitalization........................................    -6-
      SECTION 2.04      Authority Relative to this Agreement..................    -7-
      SECTION 2.05      No Conflict; Required Filings and Consents............    -7-
      SECTION 2.06      Compliance; Permits...................................   -10-
      SECTION 2.07      Financial Statements..................................   -10-
      SECTION 2.08      Absence of Certain Changes or Events..................   -11-
      SECTION 2.09      No Undisclosed Liabilities............................   -12-
      SECTION 2.10      Absence of Litigation.................................   -12-
      SECTION 2.11      Employment Agreements; Change in Control Payments.....   -12-
      SECTION 2.12      Employee Benefit Plans................................   -13-
      SECTION 2.13      Labor Matters.........................................   -14-
      SECTION 2.14      Title to Property.....................................   -15-
      SECTION 2.15      Taxes.................................................   -16-
      SECTION 2.16      Environmental Protection..............................   -17-
      SECTION 2.17      Intellectual Property.................................   -20-
      SECTION 2.18      Certain Distribution Agreements.......................   -21-
      SECTION 2.19      Insurance.............................................   -21-
      SECTION 2.20      Brokers...............................................   -21-
      SECTION 2.21      Customers and Suppliers...............................   -22-
      SECTION 2.22      Accounts and Notes Receivable.........................   -22-
      SECTION 2.23      Inventory.............................................   -22-
      SECTION 2.24      Product Warranties; Returns...........................   -22-
      SECTION 2.25      Transactions with Affiliates..........................   -23-
      SECTION 2.26      Investment............................................   -24-
      SECTION 2.27      Full Disclosure.......................................   -24-

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER...........................   -24-

      SECTION 3.01      Organization and Qualification........................   -24-
      SECTION 3.02      Authority Relative to this Agreement..................   -25-
      SECTION 3.03      No Conflict, Required Filings and Consents............   -25-
      SECTION 3.04      Financing.............................................   -26-
      SECTION 3.05      Absence of Litigation.................................   -26-
      SECTION 3.07      Brokers...............................................   -26-
      SECTION 3.08      Investment............................................   -26-

ARTICLE IV COVENANTS OF PARENT, SELLER AND THE COMPANY........................   -26-

      SECTION 4.01      Conduct of Business by the Company Pending the Closing   -26-
      SECTION 4.02      Access to Information; Buyer Confidentiality..........   -29-

ARTICLE V MUTUAL COVENANTS....................................................   -29-

      SECTION 5.01      HSR Act; Etc..........................................   -29-
      SECTION 5.02      Consents; Approvals...................................   -30-
      SECTION 5.03      Notification of Certain Matters.......................   -30-
      SECTION 5.04      Further Action........................................   -30-
      SECTION 5.05      Public Announcements..................................   -30-
      SECTION 5.06      Conveyance Taxes......................................   -31-
      SECTION 5.07      Restrictions on Seller and the Company................   -31-

ARTICLE VI BUYER'S CLOSING CONDITIONS.........................................   -33-

      SECTION 6.01      HSR Act, Etc..........................................   -33-
      SECTION 6.02      Consents; Approvals...................................   -33-
      SECTION 6.03      No Injunctions or Restraints; Illegality..............   -33-
      SECTION 6.04      Blue Sky Laws.........................................   -34-
      SECTION 6.05      Representations and Warranties........................   -34-
      SECTION 6.06      Agreements and Covenants..............................   -34-
      SECTION 6.07      Opinion of Counsel....................................   -34-
      SECTION 6.08      Receipt of Closing Documents..........................   -34-
      SECTION 6.09      Restated Certificate..................................   -34-
      SECTION 6.10      Proceedings and Documents.............................   -34-
      SECTION 6.11      Supply Agreement......................................   -35-
      SECTION 6.12      Title Searches........................................   -35-
      SECTION 6.13      FIRPTA Certificate....................................   -35-
      SECTION 6.14      Stockholders Agreement................................   -35-
      SECTION 6.15      Financing.............................................   -35-

      SECTION 6.16      Solvency Opinions.....................................   -35-
      SECTION 6.17      Release from Seller...................................   -35-
      SECTION 6.18      Zebra.................................................   -35-
      SECTION 6.19      Certain Agreements....................................   -36-
      SECTION 6.20      Redemption............................................   -36-
      SECTION 6.21      1999 Financials.......................................   -36-
      SECTION 6.22      Termination...........................................   -36-
      SECTION 6.23      Debt at Closing.......................................   -36-

ARTICLE VII SELLER'S CLOSING CONDITIONS.......................................   -36-

      SECTION 7.01      HSR Act, Etc..........................................   -36-
      SECTION 7.02      Consents; Approvals...................................   -37-
      SECTION 7.03      No Injunctions or Restraints; Illegality..............   -37-
      SECTION 7.04      Blue Sky Laws.........................................   -37-
      SECTION 7.05      Representations and Warranties........................   -37-
      SECTION 7.06      Agreements and Covenants..............................   -37-
      SECTION 7.07      Receipt of Closing Documents..........................   -37-
      SECTION 7.08      Stockholders Agreement................................   -37-
      SECTION 7.09      Redemption; Preferred Shares..........................   -37-
      SECTION 7.10      Non-Compete Payment...................................   -37-
      SECTION 7.11      Proceedings and Documents.............................   -37-
      SECTION 7.12      Supply Agreement......................................   -38-
      SECTION 7.13      Release from the Company..............................   -38-
      SECTION 7.14      Solvency Opinions.....................................   -38-

ARTICLE VIII THE CLOSING......................................................   -38-

      SECTION 8.01      Closing...............................................   -38-
      SECTION 8.02      Obligations and Closing Deliveries of Parent, Seller
                        and the Company.......................................   -38-
      SECTION 8.03      Buyer's Obligations and Closing Deliveries............   -39-
      SECTION 8.04      Company's Obligations and Closing Deliveries to Seller   -40-

ARTICLE IX POST-CLOSING AND CERTAIN OTHER OBLIGATIONS.........................   -40-

      SECTION 9.01      Indemnification and Insurance.........................   -40-
      SECTION 9.02      Employment and Benefit Matters........................   -41-
      SECTION 9.03      Transition............................................   -41-
      SECTION 9.04      Confidentiality.......................................   -42-
      SECTION 9.05      Covenant Not to Compete...............................   -43-
      SECTION 9.06      Tax Matters...........................................   -44-
      SECTION 9.07      Insurance Matters.....................................   -45-

      SECTION 9.08      Certain Workers Compensation Matters..................   -45-
      SECTION 9.09      Limited Access to Financial Information...............   -49-
      SECTION 9.10      Transition Services Agreement.........................   -49-

ARTICLE X TERMINATION.........................................................   -49-

      SECTION 10.01     Termination...........................................   -49-
      SECTION 10.02     Effect of Termination.................................   -51-
      SECTION 10.03     Fees and Expenses.....................................   -51-

ARTICLE XI INDEMNIFICATION....................................................   -52-

      SECTION 11.01     Indemnity.............................................   -52-
      SECTION 11.02     Indemnification Procedure.............................   -54-

ARTICLE XII GENERAL PROVISIONS................................................   -55-

      SECTION 12.01     Effectiveness of Representations, Warranties and
            Agreements, Etc...................................................   -55-
      SECTION 12.02     Notices...............................................   -56-
      SECTION 12.03     Certain Definitions...................................   -58-
      SECTION 12.04     Amendment.............................................   -59-
      SECTION 12.05     Waiver................................................   -59-
      SECTION 12.06     Headings..............................................   -60-
      SECTION 12.07     Severability..........................................   -60-
      SECTION 12.08     Entire Agreement......................................   -60-
      SECTION 12.09     Assignment............................................   -60-
      SECTION 12.10     Parties in Interest...................................   -60-
      SECTION 12.11     Failure or Indulgence Not Waiver; Remedies Cumulative.   -60-
      SECTION 12.12     Governing Law.........................................   -61-
      SECTION 12.13     Counterparts..........................................   -61-
      SECTION 12.14     Consent to Jurisdiction; Specific Performance.........   -61-

Schedules:

1.04(a) - Illustrative Computation of Working Capital
3.04 - Commitments
6.19 - Certain Agreements
9.01 - Indemnification Agreements
9.08 - Workers Compensation Matters
Seller Disclosure Schedule

Exhibits:

A - Form of Restated Certificate
B - Stockholder Agreement Material Terms
C - Form of Supply Agreement
D - Form of Release from Parent and Seller
E - Form of Release from the Company

                  STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

      STOCK PURCHASE AND RECAPITALIZATION AGREEMENT, dated as of February 8, 2000 (this "AGREEMENT"), by and among PAXAR CORPORATION, a New York corporation ("PARENT"), PAXAR CAPITAL CORPORATION, a New York corporation and a wholly-owned subsidiary of Parent ("SELLER"), INTERNATIONAL IMAGING MATERIALS, INC., a Delaware corporation and a wholly-owned subsidiary of Seller (the "COMPANY"), and CENTRE CAPITAL INVESTORS III, L.P., a Delaware limited partnership, and related partnerships listed on the signature page (collectively, including such related partnerships and funds and other entities and other assignees under
Section 12.09, "BUYER").

                                    RECITALS

      Seller owns 100 shares (the "SELLER SHARES") of the common stock, $.01 par value, of the Company (the "COMPANY COMMON STOCK"), representing one hundred percent (100%) of the Company's issued and outstanding shares of capital stock. The Company manufactures thermal transfer ribbons for numerous diverse applications.

      (i) The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, 925 shares (the "PURCHASED SHARES") of Common Stock for an aggregate purchase price of $30,000,000.00; (ii) the Company desires to enter into a credit facility and other debt financings with senior debt and subordinated debt financing sources to obtain financing (the "FINANCING") which will be sufficient (together with the proceeds from the sale of the Purchased Shares) to effect the Redemption (as defined herein); (iii) immediately after the transactions in clauses (i) and (ii), the Company desires to purchase and redeem from Seller, and Seller desires to sell to the Company, 25 of the Seller Shares (the "REDEEMED SHARES") for consideration consisting of (x) an aggregate of $105,000,000.00 in cash (subject to adjustment), and (y) 7,500 shares (the "PREFERRED SHARES") of Series A Redeemable Preferred Stock of the Company having the rights, preferences, privileges and restrictions set forth in the Restated Certificate (as defined in Section 1.02 below) (the "REDEMPTION"); and (iv) the Company desires to receive, and Parent and Seller desire to agree to, the non-competition and other covenants in Section 9.05 hereof, in consideration for which the Company desires to pay $15,000,000.00 to Parent and Seller. Immediately following the consummation of all of the transactions contemplated hereby (including the transactions contemplated by the Stockholders Agreement (as defined in Section 2.01), the "TRANSACTIONS"), Seller will own 75 shares of Company Common Stock in the aggregate, representing 7.5% of all then issued and outstanding shares of Company Common Stock.

      Certain capitalized terms used herein have the definitions set forth in
Section 12.03.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                    REDEMPTION; PURCHASE AND SALE OF SHARES;
                               CERTAIN DEFINITIONS

      SECTION 1.01 Redemption of the Redeemed Shares. On the terms and subject to conditions of this Agreement, Seller agrees to sell and transfer to the Company at the Closing provided for in Section 8.01 hereof (the "CLOSING") the Redeemed Shares, and in exchange therefor, the Company hereby agrees to (i) pay to Seller $105,000,000.00 (subject to adjustment in accordance with Section 1.04) (such amount, prior to adjustment pursuant to Section 1.04, the "INITIAL CASH REDEMPTION PAYMENT" and, after adjustment pursuant to Section 1.04, the "CASH REDEMPTION PAYMENT") and (ii) issue the Preferred Shares to Seller. The Initial Cash Redemption Payment shall be payable in cash by wire transfer or delivery of other immediately available funds to an account at a bank identified by Seller to the Company and Buyer at least two (2) business days prior to the Closing in an amount equal to the Initial Cash Redemption Payment.

      SECTION 1.02 Purchase and Sale of Purchased Shares. The Company will have authorized before the Closing the sale and issuance to Buyer of the Purchased Shares (representing 92.5% of the outstanding Common Stock of the Company, immediately after giving effect to the Transactions). The Common Stock from and after the Closing will have the rights, preferences, privileges, and restrictions as set forth in the Company's Amended and Restated Certificate of Incorporation (the "RESTATED CERTIFICATE") substantially in the form attached hereto as Exhibit A. Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from the Company, and the Company shall issue and sell to Buyer, the Purchased Shares, free and clear of all liens, pledges, security interests, at the Closing.

      SECTION 1.03 Purchase Price for Purchased Shares purchased by Buyer. The aggregate purchase price for the Purchased Shares shall be $30,000,000.00 (the "PURCHASE PRICE"). Buyer shall pay the Purchase Price in full, without any adjustment, deduction or setoff, at the Closing to the Company in United States dollars by wire transfer of immediately available funds to such account as the Company shall designate.

      SECTION 1.04   Cash Redemption Payment Adjustment.

            (a) Not more than twelve (12) business days after the Closing Date, the Company shall deliver to Seller and Buyer a written statement (the "CLOSING STATEMENT") setting forth the Estimated Closing Working Capital (as defined in
Section 1.04(f)(ii)) of the

Company and its Subsidiaries at Closing prior to giving effect to the Transactions, and setting forth in reasonable detail the Company's calculation of such amounts, together with a representation by the Chief Financial Officer of the Company that the balance sheet of the Company upon which the Company's management relied in preparing the Closing Statement was prepared in accordance with GAAP using the same procedures and principles used in preparing the 1999 Balance Sheet (as such term is defined in Section 2.07(b)). An illustrative computation of Estimated Closing Working Capital, utilizing hypothetical values, is attached hereto as Schedule 1.04(a).

                     (i) If the Estimated Closing Working Capital is less than the Target Working Capital (as defined in Section 1.04(f)(iii)), then Parent, within 3 business days after receipt of the Closing Statement, shall pay to the Company by wire transfer of immediately available funds an amount equal to the difference between the Target Working Capital and the Estimated Closing Working Capital.

                     (ii) If the Estimated Closing Working Capital is greater than the Target Working Capital, then the Company, within 3 days after receipt of the Closing Statement, shall pay to Seller by wire transfer of immediately available funds an amount equal to the difference between the Target Working Capital and the Estimated Closing Working Capital.

Any payment under clause (i) or (ii) shall include interest on the amount paid from the Closing Date to, but not including, the date of payment, at the prime rate as published in The Wall Street Journal on the Closing Date.

            (b) Each of Seller, on the one hand, and Buyer, on the other hand and their respective representatives and agents shall have sixty (60) days after the Closing to review the Closing Statement. During such sixty (60) day period, the Company shall provide to Seller and/or Buyer such information as Seller and/or Buyer may reasonably request from the Company in connection with Seller's and/or Buyer's review of the Closing Statement. Prior to the end of such sixty
(60) day period, each of Buyer and Seller shall give to each other either written notice accepting the Closing Statement, or written notice of its disagreement with the Closing Statement (the "NOTICE OF DISAGREEMENT"). Any Notice of Disagreement shall specify the nature of any disagreement so asserted. If both parties give written notice accepting the Closing Statement or if both parties fail to give a Notice of Disagreement prior to the end of such sixty
(60) day period, the Closing Statement shall at such time become final, binding and conclusive upon the parties and there shall be no further adjustments under this Section 1.04.

            (c) In the event Buyer or Seller gives a Notice of Disagreement within the period set forth in Section 1.04(b), then, for a period ending no later than the ninetieth (90th) day after the Closing, Seller and Buyer shall seek in good faith to resolve in writing any disagreements set forth in the Notice of Disagreement. If during such period, Seller and Buyer agree in writing upon all of the amounts to be set forth in a closing statement, such closing statement as agreed upon shall be the "FINAL CLOSING STATEMENT" and shall be final, binding and conclusive upon the parties, and Section 1.04(e) shall apply.

            (d) If Seller and Buyer are not able to resolve all of the disagreements in respect of matters set forth in the Notice of Disagreement during the period set forth in Section 1.04(c), then within ten (10) days after the expiration of such period, Seller and Buyer shall jointly select a nationally recognized, independent public accounting firm (the "ARBITRATOR") and shall submit to the Arbitrator the Closing Statement and the Notice of Disagreement for review and evaluation. If Seller and Buyer cannot agree on the selection of the independent public accounting firm to act as Arbitrator during such ten (10) day period, they shall immediately jointly request the American Arbitration Association to appoint such a firm and such appointment shall be final, binding and conclusive on the parties. Within thirty (30) days after the selection of the Arbitrator, the Arbitrator shall make a written determination of only the matters set forth in the Notice of Disagreement which are in dispute, which determination shall (i) apply the provisions of Section 1.04(a) hereof to such matters, (ii) be based solely on the presentations by Seller and Buyer, and not by independent review, of those issues in dispute and (iii) include the resulting computation of the Company's Closing Working Capital. The fees and expenses of the Arbitrator incurred in connection with services rendered pursuant to this Section 1.04 shall be borne equally by the Company and Seller. The closing statement as determined in accordance with the report of the Arbitrator shall be the "FINAL CLOSING STATEMENT" and shall be final, binding and conclusive upon the parties, and Section 1.04(e) shall apply. Any award made pursuant to this Section 1.04 may be entered in and enforced by any court of competent jurisdiction. Nothing herein shall be construed to require the Arbitrator to follow the rules or procedures of any arbitration association.

            (e) If either Section 1.04(c) or Section 1.04(d) is applicable, then within three (3) business days after the Final Closing Statement is determined under Section 1.04(c) or 1.04(d), as applicable:

                  (i) if the Closing Working Capital is less than the Estimated Closing Working Capital, then Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to such difference between the Closing Working Capital and the Estimated Closing Working Capital (the "OVERPAYMENT"), plus (B) interest accrued on the Overpayment from the Closing Date to, but not including, the date on which the amount of the Overpayment is paid, at the prime rate as published in The Wall Street Journal on the Closing Date, and

                  (ii) if the Closing Working Capital is greater than the Estimated Closing Working Capital, then the Company shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the difference between the Closing Working Capital and the Estimated Closing Working Capital (the "UNDERPAYMENT"), plus (B) interest accrued on the Underpayment from the Closing Date to, but not including, the date on which the amount of the Underpayment is paid, at the prime rate as published in The Wall Street Journal on the Closing Date.

                  All adjustments under this Section 1.04(e), together with adjustments under Section 1.04(a), shall be treated as adjustments to the Initial Cash Redemption Payment payable hereunder.

            (f) Certain Definitions.

                  (i) "Closing Working Capital" means the difference, as of the Closing Date, between (a) the sum of the cash, accounts receivable, inventory, deferred income Taxes and other prepaid expenses of the Company (in each case in this clause (a), so long as each is a current asset) less (b) the accounts payable, accrued expenses and other current liabilities of the Company, in each case, determined in accordance with GAAP, and in a manner consistent with the preparation of the 1999 Balance Sheet (including the procedures and principles used in preparing the 1999 Balance Sheet).

                  (ii) "Estimated Closing Working Capital" means the Closing Working Capital, as set forth on the Closing Statement delivered pursuant to
Section 1.04(a).

                  (iii) "Target Working Capital" means $21,000,000, provided, however, that if, at or prior to Closing, insurance in respect of W/C Matters (as defined in Section 9.08) is obtained as contemplated by Section 9.08, then Target Working Capital means $21,000,000 plus the W/C Reserve (as defined in
Section 9.08).

      SECTION 1.05 Payment under Section 9.05. At the Closing, the Company shall pay, by wire transfer or other delivery of immediately available funds to an account at a bank identified by Parent to the Company, the amount of $15,000,000.00 (the "NON-COMPETE PAYMENT") to Parent and Seller collectively as consideration for the covenants of Parent and Seller contained in Section 9.05 hereof.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                         PARENT, SELLER AND THE COMPANY

      Each of Parent, Seller and the Company, jointly and severally, hereby represents and warrants to Buyer (and, in the case of the Seller's representation in Section 2.26 only, Seller represents and warrants to the Company) as follows:

      SECTION 2.01 Organization and Qualification; Subsidiaries.

            (a) Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own the Seller Shares (in the case of Seller) and to enter into and perform this Agreement, the Stockholders Agreement, to be dated as of the Closing, in form and substance reasonably satisfactory to Buyer and Seller and containing terms substantially consistent with those set forth on Exhibit B attached hereto and such other terms as are reasonably consistent with the Commitments (as defined in Section 3.04) attached as Schedule 3.04 hereto (the "STOCKHOLDERS AGREEMENT") and the transactions contemplated hereby and thereby.

            (b) Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to result in a material Liability (as defined below) or otherwise impair the ability of the Company or its Subsidiaries to operate in the ordinary course. Except as set forth in Section 2.01 of the written disclosure schedule delivered on or prior to the date hereof by Seller to Buyer that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "SELLER DISCLOSURE SCHEDULE"), all of the business and operations of the Company and its Subsidiaries are conducted through, and all of the properties and assets of the Company and its Subsidiaries are owned by, the Company and its Subsidiaries.

            (c) The Company's Subsidiaries consist of IIMAK DRM, Inc., a Delaware corporation, and IIMAK Brasil Ltda, a limited liability quota company (the "BRAZILIAN SUBSIDIARY"). The entire authorized and outstanding capital stock of or other equity interests in each of the Company's Subsidiaries is as specified in Section 2.01(c) of the Seller Disclosure Schedule hereto. Other than the Company's Subsidiaries, the Company does not, directly or indirectly, own any equity interest in any business, corporation, partnership, limited liability company, joint venture or other business association or entity.

      SECTION 2.02 Certificate of Incorporation, By-Laws and Other Organizational Documents. Seller has heretofore furnished to Buyer complete and correct copies of the Certificate of Incorporation and By-Laws, or similar organizational documents, of the Company and of each of its Subsidiaries, as most recently restated and subsequently amended to date.

      SECTION 2.03 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, 100 shares of which are issued and outstanding. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Except as set forth in Section 2.03 of the Seller Disclosure Schedule, there are no outstanding or authorized shares of restricted stock, stock appreciation rights, phantom equity rights, equity participation rights, stock depreciation rights, contingent value rights or similar rights with respect to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or bound. Except as specifically set forth in Section 2.03 of the Seller Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of, or other equity interests in, any Subsidiary or Affiliate or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such Subsidiary or Affiliate or any other entity. All of the outstanding shares of capital stock of, or other equity interests in, the Company and each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights, and except as set forth in Section 2.03 of the Seller Disclosure Schedule, Seller, the Company or a Subsidiary of the Company, as the case may be, own all such shares or other equity interests free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, easements, charges or other encumbrances of any nature whatsoever (collectively, "LIENS"). The Purchased Shares, when issued and sold hereunder, will be duly authorized, fully paid and nonassessable and free of all Liens (other than Liens arising out of acts or omissions of Buyer, including Liens arising under Financing).

      SECTION 2.04 Authority Relative to this Agreement. Each of Parent, Seller and the Company has the requisite corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement (to the extent that it is or will be a party thereto) and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Stockholders Agreement by each of Parent, Seller and the Company and the consummation by each of Parent, Seller and the Company of the Transactions have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Parent, Seller or the Company are necessary to authorize this Agreement and the Stockholders Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent, Seller and the Company (and the Stockholders Agreement will be duly and validly executed and delivered by Seller) and, assuming the due authorization, execution and delivery by Buyer, constitutes (and, in the case of the Stockholders Agreement, will constitute) a legal, valid and binding obligation of each of Parent, Seller and the Company enforceable against each of Parent, Seller and the Company in accordance with its terms.

      SECTION 2.05 No Conflict; Required Filings and Consents.

            (a) Section 2.05(a) of the Seller Disclosure Schedule lists each of the following material agreements, contracts or other instruments (including all amendments thereto), written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them is bound:

                  (i) contracts with any current or former officer, director, management employee, scientist, consultant, agent or shareholder;

                  (ii) contracts with any labor union or association representing any employee;

                  (iii) contracts which are material to the business of the Company and its Subsidiaries for the sale or provision (or for the purchase or acquisition) of materials, supplies, equipment, merchandise or services (and any such contracts and other agreements, whether or not material to the business of the Company and its Subsidiaries, under which the payments to the Company or its Subsidiaries are inadequate to cover current costs of the Company or its Subsidiaries related thereto (other than non-recurring sales of inventory in the ordinary course and other than sales of immaterial assets not exceeding $250,000 in the aggregate));

                  (iv) patent, trademark, service mark, trade name, and copyright and franchise licenses, royalty agreements or similar contracts;

                  (v) supply, distributorship, representative, broker, management, research and development, marketing, sales agency, printing or advertising contracts which are material to the business of the Company and its Subsidiaries;

                  (vi) contracts for the grant to any person of any rights to purchase any of the assets, properties or businesses of the Company or its Subsidiaries (other than the sale of inventory in the ordinary course and other than sales of immaterial assets not exceeding $250,000 in the aggregate);

                  (vii) joint venture, partnership, and other similar contracts;

                  (viii) contracts under which the Company or any of its Subsidiaries has guaranteed the obligations of any person;

                  (ix) contracts relating to any indebtedness or deferred purchase obligation of the Company or its Subsidiaries;

                  (x) contracts under which the Company or its Subsidiaries agrees to indemnify any person or to share Liability (as such term is defined in Section 2.08 hereof) with any person;

                  (xi) contracts limiting the freedom of the Company or its Subsidiaries to engage in any line of business, compete with any person or carry on its business in any geographic area;

                  (xii) Company Employee Plans (as such term is defined in Section 2.12 hereof);

                  (xiii) contracts relating to the acquisition by the Company or its Subsidiaries of any operating business or the capital stock of any person;

                  (xiv) contracts for the payment of fees or other consideration to Parent or Seller (or any affiliate thereof), or any officer or director of Parent or Seller (or any affiliate thereof), the Company or any other entity in which any of the foregoing has an interest;

                  (xv) leases of real or personal property which are material to the business of the Company and its Subsidiaries; and

                  (xvi) any other contract, whether or not made in the ordinary course of business, that is, or may reasonably be expected to have an effect material to the business of the Company and its Subsidiaries.

            (b) Except as disclosed in Section 2.05(b) of the Seller Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in
Section 2.05(a), (ii) to the knowledge of each of Parent, Seller and the Company, no other party to any of the agreements, contracts or other instruments referred to in Section 2.05(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 2.05(a) is in full force and effect.

            (c) Except as set forth in Section 2.05(c) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Parent, Seller and the Company do not, and the performance of this Agreement by Parent, Seller and the Company and the consummation by Parent, Seller and the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent, Seller or the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule or regulation or any order, judgment or decree of any Governmental Authority (collectively, "LAWS AND/OR ORDERS") applicable to Parent, Seller or the Company or any of the Company's Subsidiaries or by which any of the Seller Shares or the properties of the Company or its Subsidiaries are bound or affected, or (iii) conflict with, violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair, the Company's or any of the Company's Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Company's Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Seller, the Company or any of their respective Subsidiaries is a party or by which the Parent, Seller, the Company, any of their respective Subsidiaries or any of their respective properties are bound or affected, except where any such conflicts, violations, breaches, defaults, impairments, rights, or creations of Liens under clauses (ii) and (iii) affecting only Parent or Seller (and not affecting the Company or its Subsidiaries) would not prevent or materially delay the Transactions or otherwise prevent or materially delay Parent, Seller or the Company from performing their obligations hereunder (none of which matters would impair the ability of the Company and its Subsidiaries to operate their business, or to own their assets, in the ordinary course of business after the Closing).

            (d) The execution and delivery of this Agreement by Parent, Seller and the Company do not, and the performance of this Agreement by Parent, Seller and the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the filing of the Restated Certificate, or
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent, Seller or the Company from performing their obligations under this Agreement, or (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not impair the ability of the Company and its Subsidiaries to operate their business, or to own their assets, in the ordinary course of business after the Closing.

      SECTION 2.06 Compliance; Permits.

            (a) Except as disclosed in Section 2.06(a) of the Seller Disclosure Schedule, the Company and its Subsidiaries have complied in all material respects with, and are not in conflict with, or in default or violation of, (i) any Law and/or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is, or its or any of their respective properties are bound or affected.

            (b) Except as disclosed in Section 2.06(b) of the Seller Disclosure Schedule, the Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities that are material to the operation of the business of the Company and/or its Subsidiaries as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company and its Subsidiaries are in material compliance with the terms of each of the Company Permits, which will not terminate or be forfeited, violated, cancelled or materially modified as a result of consummation of the Transactions.

      SECTION 2.07 Financial Statements. (a) The audited consolidated balance sheets of the Company as of, and the related consolidated statements of operations, stockholders' equity and changes in cash flows for the periods ended March 31, 1996 and March 31, 1997 (including the related notes thereto), and the unaudited consolidated balance sheets of the Company as of, and the related consolidated statements of operations, stockholders' equity and changes in cash flow for the periods ended December 31, 1997, December 31, 1998, and December 31, 1999, as set forth in Section 2.07 of the Seller Disclosure Schedule (collectively, the "FINANCIAL STATEMENTS"), present fairly the financial position of the Company and its Subsidiaries, and the results of operations and the cash flows, as the case may be, of the Company and its Subsidiaries for the periods presented therein, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein and except for the absence of footnotes.

            (b) The balance sheet of the Company as at December 31, 1999 and the related statements of income, stockholders' equity and cash flows for the year then ended, including the notes thereto, to be audited by Arthur Andersen LLP (Stamford), independent certified public accountants (such audit to be separate and not merely a part of the audit of the financial statements of Seller) and to be delivered to Buyer by February 21, 2000, will fairly present the consolidated financial position of the Company as at December 31, 1999 and the results of operations and changes in stockholders' equity and cash flows for the year then ended in accordance with GAAP applied on a consistent basis. The foregoing audited financial statements, as at December 31, 1999, and for the year then ended, are hereinafter referred to collectively as the "1999 FINANCIALS" and the balance sheet to be included in the 1999 Financials is hereinafter referred to as the "1999 BALANCE SHEET".

      SECTION 2.08 Absence of Certain Changes or Events. Except as set forth in
Section 2.08(i) through Section 2.08(xii) of the Seller Disclosure Schedule, since June 30, 1999, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect or any change, event, occurrence or development which could reasonably be expected to have a Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of its Subsidiaries; (iii) any damage to, destruction or loss of any material asset of the Company or any of its Subsidiaries (whether or not covered by insurance); (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its or any of its Subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, lease, disposition of, or the imposition of a Lien or encumbrance upon any assets of the Company or any of its Subsidiaries (except (A) sales of assets in the ordinary course of business, (B) dispositions of obsolete or worthless assets, and (C) sales of immaterial assets not in excess of $250,000 in the aggregate); (vii) any declaration or payment of any dividend or distribution with respect to, or any redemption or repurchase of, any capital stock of the Company or its Subsidiaries; (viii) cancellation or notice of cancellation or surrender of any policy of insurance (which has not been cured by payment of the premium, purchase of an equivalent policy, or otherwise) relating to or affecting the assets of the Company or its Subsidiaries; (ix) any payment, discharge or satisfaction of any claim, Lien, obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated) ("LIABILITIES"), other than (A) claims, Liens, or Liabilities (1) that are reflected or reserved against in the Financial Statements or (2) that were incurred and paid, discharged or satisfied since the dates of the Financial Statements in the ordinary course of business consistent with past practices or (B) Liabilities not exceeding $10,000.00 (individually) or $100,000.00 (in the aggregate); (x) any default on any material claim, Liability or obligation; (xi) any prepayment, advance or other deposit made by customers of the Company or its Subsidiaries with respect to products or services contracted for but not provided as of the date hereof or any other unearned income other than prepayments, advances or deposits in the ordinary course of business consistent with past practices; or
(xii) other than bonuses paid or to be paid in the ordinary course of business, there has been no increase by more than $10,000 in the compensation of any of the officers or employees of the Company or its Subsidiaries who earn more than $50,000 annually or loans made by the Company or its Subsidiaries to any of their respective directors, officers or employees.

      SECTION 2.09 No Undisclosed Liabilities. Except as is disclosed in Section
2.09 of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities, except Liabilities (i) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) for the year ended December 31, 1999, included in the Company's Financial Statements (the "DECEMBER 31 UNAUDITED COMPANY BALANCE SHEET"), (ii) incurred in the ordinary course of business (but not arising out of litigation, breach of contract or warranty, fraud, tort, violation of law or other similar circumstances) and not required under GAAP to be reflected on the December 31 Unaudited Company Balance Sheet, (iii) incurred since December 31, 1999, in the ordinary course of business (but not arising out of litigation, breach of contract or warranty, fraud, tort or other similar circumstances), or
(iv) incurred in connection with this Agreement.

      SECTION 2.10 Absence of Litigation. Set forth in Section 2.10 of the Seller Disclosure Schedule are descriptions of all claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, Seller or the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, which seek damages in excess of (or may reasonably be expected to result in Liabilities in excess of) $100,000 ("COMPANY LITIGATION"). Except as set forth in Section

2.10 of the Seller Disclosure Schedule, no such Company Litigation would result in a Material Adverse Effect. None of Parent, Seller or the Company has knowledge of any fact, event or circumstances that may reasonably be expected to give rise to any Company Litigation. Neither the Company nor any of the Company's Subsidiaries nor any property of any of them is subject to any order, judgment, decree, consent decree, settlement agreement or ruling entered by any Governmental Authority and outstanding against the Company or any of its Subsidiaries.

      SECTION 2.11 Employment Agreements; Change in Control Payments. Except as set forth in Section 2.11 of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral employment or consulting contract or other contract for services involving payments of more than $50,000 annually or that is not terminable without a cost to the Company of more than $50,000 or at will. Except as set forth in Section 2.11 of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments in excess of $50,000 (or acceleration of material benefits), individually or in the aggregate, may be required upon, or may become payable directly or indirectly as a result of, the Transactions contemplated by this Agreement or a change of control of the Company.

      SECTION 2.12 Employee Benefit Plans. Except as set forth in Section 2.12 of the Seller Disclosure Schedule, the Company has no employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or similar fringe or employee benefit plans, programs or arrangements (collectively, the "COMPANY EMPLOYEE PLANS"). The Company has delivered to Buyer (i) a copy of each Company Employee Plan and each amendment thereto, (ii) annual reports and actuarial reports filed with respect to each Company Employee Plan since December 31, 1993, (iii) summary plan descriptions and other communications to employees relating to each Company Employee Benefit Plan; (iv) all trust agreements and other similar documents or agreements relating to the organization of any such Company Employee Plan and all separate financial statements of such Company Employee Plan; and (v) all letters from the IRS approving or confirming the tax-exempt status of any such Company Employee Plan. Except in each case as set forth in
Section 2.12 of the Seller Disclosure Schedule, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Internal Revenue Code of 1986, as amended (the "CODE"), with respect to any Company Employee Plans which would result in Liability of the Company or any of its Subsidiaries; (ii) all Company Employee Plans are in substantial compliance with the requirements prescribed by applicable Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in default under or violation of, and Seller has no knowledge of any material default or violation by any other party to, any of the Company

Employee Plans; (iii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to applicable Laws and/or Orders, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Company Employee Plan or reserved for on the books and records of the Company or applicable Subsidiary in accordance with past practice and custom; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multi employer plan within the meaning set forth in Section 3(37) of ERISA resulting in withdrawal liability for the Company or any of its Subsidiaries;
(vii) neither the Company nor any of its Subsidiaries has incurred any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course); (viii) the PBGC has not instituted any termination proceedings with respect to any Company Employee Plan, and no material risk of such proceedings being instituted exists; (ix) the market value of assets under each Company Employee Plan which is an employee pension benefit plan within the meaning of ERISA Section 3(2) (an "Employee Pension Benefit Plan") (other than any multiemployer plan as defined in ERISA Section 3(37) (a "Multiemployer Plan")) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination; (x) no immediate vesting or acceleration of any rights or the payment of any benefits will occur under any Company Employee Plan as a result of the consummation of the Transactions contemplated by this Agreement; and (xi) none of the Company, any of its Subsidiaries or any Person that, together with the Company or any of its Subsidiaries, is considered one employer under applicable provisions of ERISA or the Code, contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or any Employee Pension Benefit Plan, or has any material liability (whether know or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA Section 4201), under any Multiemployer Plan; and (xii) none of the Company and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any employee welfare benefit plan (within the meaning of ERISA Section 3(1)) providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

      SECTION 2.13 Labor Matters. Except as set forth in Section 2.13 of the Seller Disclosure Schedule: (i) there are not now (and there have not been within the 60 months immediately prior to the date hereof) claims or proceedings pending or, to the knowledge of Parent, Seller or the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, including, without limitation, charges of unfair labor practices pending before the National Labor Relations Board; (ii) neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and neither Seller nor the Company knows of any activities or proceedings of any labor union to organize any such employees; (iii) there have been no past and there are no present strikes, slowdowns, work stoppages, lockouts, or, to the knowledge of Parent, Seller or the Company, threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries; and (iv) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable labor Laws and/or Orders.

      SECTION 2.14 Title to Property. (a) Personal Property. Except as set forth in Section 2.14(a) of the Seller Disclosure Schedule, the Company and each of its Subsidiaries have good and marketable title to all of their personal property, free and clear of all Liens, except Liens for current year Taxes not yet due and payable and such minor liens or other imperfections of title which, individually or in the aggregate, do not detract from the value of the affected personal property or otherwise impair the business operations of the Company or its Subsidiaries; and all leases pursuant to which the Company or any of its Subsidiaries lease from others personal property are valid, effective and enforceable in accordance with their respective terms, and there is not under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of Seller or the Company, by other party or parties to such leases. The personal property owned, operated or leased by the Company and any of its Subsidiaries and used in their businesses is in a normal state of repair and operating condition, reasonable wear and tear excepted, and suitable for the uses for which it is intended.

            (b) Real Property. Section 2.14(b) of the Seller Disclosure Schedule sets forth a list and summary description of: (i) all real property owned by the Company and all buildings, structures and other improvements located on such real property and (ii) all leases, subleases or other contracts and other agreements under which the Company is a lessor or lessee of any real property. The Company and each Subsidiary have good and marketable title to their respective owned real properties, free and clear of all Liens except (i) as shown on such Financial Statements, (ii) Liens for current Taxes and assessments not yet delinquent or being contested in good faith by appropriate proceedings,
(iii) such imperfections of title and encumbrances, if any, which individually or in the aggregate do not detract from the value of or interfere with the present use of the real properties subject thereto or affected thereby or otherwise impair business operations conducted by the Company or any of its Subsidiaries and (iv) matters set forth in the title insurance policies or title commitments which have previously been delivered to Buyer. The Company and each Subsidiary, to the extent any of them leases as lessee any real property, have good, valid and insurable title to the leasehold estate under each lease, as lessee, free and clear of all Liens except for (i) Liens for current Taxes and assessments not yet delinquent or being contested in good faith by appropriate proceedings and (ii) such imperfections of title and encumbrances, if any, which individually or in the aggregate do not detract from the value of or interfere with the present use of the real properties subject thereto or affected thereby or otherwise impair business operations conducted by the Company or any of its Subsidiaries. Each lessee enjoys peaceful and quiet possession of its leased premises, and there is not under any lease any default by the lessee thereunder or any condition which with notice or the passage of time or both would constitute such a default, and no lessee has received notice asserting the existence of any such default or condition. All buildings and improvements located on such real properties are in good structural condition and, to the knowledge of Parent, Seller and the Company, no conditions exist which would make such real property unsafe or hazardous.

      With respect to all such real property, (i) there is no condemnation proceeding or eminent domain proceeding of any kind pending or, to the best knowledge of Parent, Seller and the Company, threatened, against any such real properties; (ii) all such real properties are occupied under a valid and current occupancy permit or the like, and the Transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy; (iii) all such real properties are, and, to the knowledge of Parent, Seller and the Company, all improvements thereon were, constructed in compliance in all material respects with all applicable federal, state or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such premises; and (iv) such real properties and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions, or governmental regulations applicable to such real properties as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of such real properties, other than those which are transferable with such real properties, are required by any Governmental Authority having jurisdiction over such real properties or their operation.

      SECTION 2.15   Taxes.

            (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; "TAX RETURNS" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns; and

"AFFILIATED GROUP" shall mean an affiliated group within the meaning of Code
Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

            (b) Other than as disclosed in Section 2.15(b) of the Seller Disclosure Schedule, (i) the Company and each of its Subsidiaries have filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate; (iii) the Company and each of its Subsidiaries have paid (or the Company has paid on the Subsidiaries' behalf) all Taxes shown as due on such returns, and the Financial Statements reflect an adequate reserve, in accordance with GAAP (exclusive of any reserve for deferred Taxes), for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes have been granted or are pending;
(v) the Company and its Subsidiaries have made adequate provisions in their books and records for all Taxes (exclusive of any reserve for deferred Taxes) with respect to their current taxable year, in accordance with past custom and practice of the Company and its Subsidiaries respectively; (vi) the statute of limitations for the assessment of federal and state income Taxes has expired for taxable years prior to March 31, 1996 for all material state and consolidated federal income Tax Returns of the consolidated group that includes the Company, and there is no claim or assessment pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes (except for assessment assessed prior to the date payment is required); (vii) there is no audit or investigation currently being conducted as to which the Seller or the Company has received written notice that could cause the Company or any of its Subsidiaries to be liable for any Taxes; (viii) there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable; (ix) the Company is not, and has not within the preceding six completed taxable years been, a party to any agreement that required or would require it or Buyer to make any excess parachute payment pursuant to Section 280G of the Code and the Company has not made any such payment; (x) none of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii); (xi) none of the Company and its Subsidiaries is a party to any tax allocation or sharing agreement; (xii) neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than the Affiliated Group the common parent of which is Seller; (xiii) Seller, on behalf of the Affiliated Group of which Seller is the common parent, has filed all income Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of such group, all such Tax Returns were correct and complete (A) in all respects in so far as they relate to any of the Company and its Subsidiaries and (B) in all material respects in so far as they do not relate to the Company and its Subsidiaries; (xiv) all income Taxes owed by such Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Company and its Subsidiaries was a member of the group; (xv) none of the

Company and its Subsidiaries has any Liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise; and (xvi) none of the Company and its Subsidiaries has any net operating loss or capital loss carryovers in its current Tax Year under Regulation Section 1.1502-20(g) or otherwise.

      SECTION 2.16 Environmental Protection.

            (a) Except as set forth in Section 2.16 of the Seller Disclosure Schedule hereto:

                  (i) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and within the period of all applicable statutes of limitations has been in such compliance; and there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future.

                  (ii) Each of the Company and the Subsidiaries holds all Environmental Permits necessary to conduct its operations as they are currently conducted. Schedule 2.16 contains a true and complete list of all such Environmental Permits and, where applicable, their expiration dates. None of the Company, any of its Subsidiaries, or Seller has any reason to believe that any such Environmental Permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have an adverse effect on the ability of the Company and its Subsidiaries to operate their respective businesses in the ordinary course.

                  (iii) There are no Materials of Environmental Concern present at, and no Materials of Environmental Concern are or have been in any way released or reasonably likely to be released from, any property currently or formerly owned, leased or otherwise operated by the Company or any Subsidiary of the Company, or as a result of present or former operations of the Company or any Subsidiary of the Company, that are reasonably likely to be in violation of, or otherwise to give rise to Liability of the Company or any Subsidiary of the Company under, any Environmental Law.

                  (iv) No reports of any kind have been made to or required by an Governmental Authority pursuant to any Environmental Law concerning spills or any other releases of any kind, at, or in any way from, any property currently or formerly owned, leased or otherwise operated by the Company or any Subsidiary of the Company, or as a result of present or former operations of the Company or any Subsidiary of the Company, for which spills, releases, or reports thereof the Company or any Subsidiary of the Company may be liable under any Environmental Law. True and complete copies of all written reports concerning such spills and other releases have been provided or made available to Buyer.

                  (v) None of the following are or have been on, under, in or at any property currently or formerly owned, leased or otherwise operated by the Company or any Subsidiary of the Company: (A) underground or aboveground storage tanks containing any

Materials of Environmental Concern, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) septic tanks, septic fields, dry-wells, or similar structures, (E) lagoons or impoundments to which Materials of Environmental Concern may have been discharged, or (F) landfills, dumping areas, or similar locations where Materials of Environmental Concern are reasonably likely to have been placed.

                  (vi) None of the Company, any of its Subsidiaries, or Seller has received any Environmental Claim, and, to the knowledge of the Company, any of its Subsidiaries, and Seller, no Environmental Claim against the Company or any of its Subsidiaries has been threatened.

                  (vii) None of the Company, any of its Subsidiaries, or Seller has entered into, agreed to, nor is the Company or any of its Subsidiaries otherwise subject to any judgment, decree, order or similar requirement under any Environmental Law, nor is the Company, any of its Subsidiaries or Seller negotiating any such judgment, decree, order or requirement.

                  (viii) None of the Company, any of its Subsidiaries, or Seller has assumed or retained, contractually or by operation of Law, any Liabilities or obligations, contingent or otherwise, in connection with any Environmental Law.

                  (ix) There are no past or present actions, activities, events, conditions or circumstances, including without limitation, the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Materials of Environmental Concern, that could give rise to any Liability or obligation of the Company or any of the Subsidiaries under any Environmental Laws.

            "ENVIRONMENTAL CLAIM" means any written notice by any Governmental Authority alleging potential Liability (including without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned, leased or otherwise operated by the Company or any Subsidiary of the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "ENVIRONMENTAL LAWS" means any and all Laws and/or Orders, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

            "ENVIRONMENTAL PERMIT" means any permit, filing, approval, consent or similar item required under any Environmental Law.

            "MATERIALS OF ENVIRONMENTAL CONCERN" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

            (b) Set forth in Section 2.16 of the Seller Disclosure Schedule is a complete list of reports, studies, assessments, audits, and other similar documents in the possession or control of the Company, any of its Subsidiaries, Parent or Seller that address any issues of actual or potential noncompliance with or actual or potential liability under, any Environmental Laws that may affect the Company or any of its Subsidiaries. Copies of all such reports have been provided or made available to Buyer prior to signing hereof.

            (c) Except as set forth in Section 2.16 of the Seller Disclosure Schedule, no Environmental Law requires any permit, license, consent, or other authorization to be obtained from, or any application, filing, or other notice to be given to, any person in connection with this Agreement or any transactions contemplated by this Agreement.

            (d) None of the matters set forth in Section 2.16 of the Seller Disclosure Schedule, or any aggregation thereof, could reasonably be expected to result in a Material Adverse Effect.

      SECTION 2.17   Intellectual Property.

            (a) Set forth in Section 2.17 of the Seller Disclosure Schedule are descriptions of all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material, or licenses with respect to any of the foregoing, that are material to the business of the Company and its Subsidiaries as currently conducted by the Company or any of its Subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all Company Intellectual Property Rights.

            (b) Either the Company or one of its Subsidiaries is the owner of, or the licensee of, with all right, title and interest in and to (free and clear of any Liens), the Company Intellectual Property Rights; in the case of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, has the right to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used; and in the case of Company Intellectual Property Rights licensed by the Company, the licenses thereof are valid, binding and enforceable in accordance with their terms, and no default or event of default (or any event that, with the giving of notice or passage or time, or both, would result in a default or event of default) by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party or parties exists under such licenses. Except as set forth in Section 2.17(b) of the Seller Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of Parent, Seller or the Company, are threatened by any person (i) to the effect that the manufacture, sale, license, or use of any product of the Company or any of its Subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or license by the Company or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by the Company or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or any of its Subsidiaries or the validity of any of the Company Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by the Company or any of its Subsidiaries are valid and subsisting. Except as set forth in Section 2.17(b) of the Seller Disclosure Schedule, to the knowledge of Parent, Seller and the Company, there is no currently unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. No Company Intellectual Property Right or product of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its Subsidiaries.

      SECTION 2.18 Certain Distribution Agreements. Except as set forth in
Section 2.18 of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any material agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

      SECTION 2.19 Insurance. Parent maintains for the benefit of the Company and its Subsidiaries fire and casualty, general liability, business interruption, product liability and sprinkler, water damage and other insurance policies and coverages with reputable insurance carriers, which are in character and amount substantially similar to that carried by entities engaged in a similar business and subject to the same or similar perils or hazards. Section
2.19 of the Seller Disclosure Schedule lists each such policy, coverage and/or self-insurance arrangement. None of Parent, Seller, the Company or any of their respective Subsidiaries is in default with respect to any provision contained in any such policy or binder nor has Parent, Seller or the Company or any of their respective Subsidiaries failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as set forth in Section
2.19 of the Seller Disclosure Schedule, there are no outstanding unpaid claims under any such policy or binder or any self-insurance program. None of Parent, Seller, the Company or any of their respective Subsidiaries has received a notice of cancellation or nonrenewal of any such policy or binder and there are no historical gaps in coverage or, to the knowledge of Parent, Seller or the Company, insolvent carriers in respect of any such policy, binder or self-insurance program. None of Parent, Seller, the Company or any of their respective Subsidiaries has any knowledge of any inaccuracy in any application for such policies or binders or failure to pay any premiums when due. None of Parent, Seller, the Company or any of their respective Subsidiaries has any knowledge of any increase in insurance premiums covering or affecting the Company and its Subsidiaries that has been proposed or that is reasonably likely to occur.

      SECTION 2.20 Brokers. Except as set forth in Section 2.20 of the Seller Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Seller, the Company or any of their respective Subsidiaries or Affiliates. Parent and Seller will, jointly and severally, pay all of the fees and expenses of the entities listed on Section 2.20 of the Seller Disclosure Schedule (without regard to deductibles and caps set forth in Section 11.01(c)).

      SECTION 2.21 Customers and Suppliers. Section 2.21 of the Seller Disclosure Schedule sets forth the twenty largest customers and suppliers of the Company and its Subsidiaries for the year ended December 31, 1999, as measured by amounts of goods shipped by the Company and its Subsidiaries or by amounts of goods and services provided to the Company and its Subsidiaries, as the case may be. The relationships of the Company and its Subsidiaries with its customers and suppliers are good commercial working relationships and, except as set forth in
Section 2.21 of the Disclosure Schedule, during the last 24 months, none of the twenty largest customers or suppliers of the Company and its Subsidiaries has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries or materially decreased, or threatened to materially decrease or limit, its usage of the services of, or purchase of the goods of, the Company or its Subsidiaries or its provision of services to, or sale of goods to, the Company or its Subsidiaries. Neither the Company nor any of the Subsidiaries has any notice that any of the twenty largest customers or suppliers of the Company and its Subsidiaries intends to cancel or otherwise materially modify its relationship with the Company or to materially decrease or limit its usage of the services of, or purchase of the goods of, the Company or its Subsidiaries or its provision of services to, or its sale of goods to, the Company or its Subsidiaries, and the Transactions will not, to the best knowledge of the Company and each of its Subsidiaries, adversely affect the relationship of the Company or its Subsidiaries with any of the twenty largest customers or suppliers of the Company and its Subsidiaries.

      SECTION 2.22 Accounts and Notes Receivable. All accounts and notes receivable reflected on the Financial Statements or to be reflected on the 1999 Balance Sheet and all accounts and notes receivable arising subsequent to December 31, 1999 and on or prior to the Closing Date, have arisen or are reasonably expected to arise in the ordinary course of business, represent or are reasonably expected to represent legal, valid, binding and enforceable obligations to the Company or its Subsidiaries and to the knowledge of the Company and its Subsidiaries, are not, and are not reasonably expected to be, subject to any contests, claims, counterclaims or setoffs.

      SECTION 2.23 Inventory. Since January 1, 1999, the inventories of the Company and its Subsidiaries have been purchased or produced in the ordinary course of business consistent with the reasonably anticipated requirements of the Company and its Subsidiaries.

      SECTION 2.24 Product Warranties; Returns.

            (a) Section 2.24 of the Seller Disclosure Schedule lists all material agreements that include specific product warranties and sets forth the forms of the product warranties of the Company and its Subsidiaries that are on the date of this Agreement being made for products being sold on such date. Neither the Company nor any of its Subsidiaries is aware of any basis for product warranty claims under any of the agreements listed on Section 2.24 of Seller Disclosure Schedule. Neither the Company nor any of its Subsidiaries is aware of any basis for product warranty claims which would result in costs materially in excess of the reserve for product warranty claims set forth on the face of the December 31 Unaudited Company Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and the practice of the Company. No product manufactured, sold or distributed by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. To the knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to persons or property as a result of the ownership, use, or possession of any products manufactured, sold or distributed by the Company or its Subsidiaries. The products manufactured, sold or distributed by the Company and its Subsidiaries have been, in all material respects, in conformity with all applicable contractual commitments and all express or implied warranties.

            (b) Section 2.24 of the Seller Disclosure Schedule lists the product recall and product return history of the Company and its Subsidiaries for the three fiscal years ended December 31, 1999. Neither the Company nor its Subsidiaries has any contract with any customer that upon return of any product to the Company or its Subsidiaries the customer will be entitled to a credit for any amount other than the invoice price of the product so returned and there is no standard in the industry of the Company and its Subsidiaries for customers to obtain credits in excess of such amounts.

      SECTION 2.25 Transactions with Affiliates.

            Except as disclosed in Section 2.25 of the Seller Disclosure Schedule and except for intercompany transactions between the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is now, nor during the past three years has been, a party, directly or indirectly, to any contract, lease, arrangement or transaction, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any affiliate of Parent, Seller, their respective Subsidiaries, the Company or the Company's Subsidiaries, or any officer, director, employee, proprietor, partner, shareholder or any "associate" of the Company or any affiliate of the Company or its Subsidiaries (as the term "associate" is defined in Rule 405 of the Securities Act), other than a contract or arrangement by reason of, which relates to or is in connection with the full or part time employment of an employee, nor are there now, nor for the past three years have there been, any loans outstanding to any of such persons from the Company or any of its Subsidiaries (other than employee loans relating to the exercise of stock options, which loans have been paid in full). All goods sold by the Company and its Subsidiaries to Seller or its Subsidiaries or Affiliates as of December 31, 1999 and as of the Closing represent bona fide sales of goods in the normal and ordinary course of business in amounts consistent with past practice of Seller, its Subsidiaries and Affiliates and none of such sales have resulted in Seller or its Subsidiaries or Affiliates holding inventory in amounts which are greater than historical levels. Section 2.25 of the Seller Disclosure Schedule identifies any material changes in accounting policies of the Company and its Subsidiaries relating to intercompany sales, inventory, receivables, payables or other matters, in each case adopted at any time during the eight most recently completed fiscal quarters.

      SECTION 2.26 Investment. Seller is acquiring the Preferred Shares for investment for Seller's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that the Preferred Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state by reason of exemptions from the registration provisions of the Securities Act and such laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein. Seller is an "accredited investor" as defined in the rules promulgated under the Securities Act. Seller acknowledges that the Preferred Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the shares, (ii) the availability of certain current public information about the Company, (iii) the resale occurring not less than one year after a party (who is not an "affiliate") has purchased and fully paid for the shares to be sold, (iv) the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and (v) the number of shares being sold during any three-month period not exceeding specified limitations. Seller understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Preferred Shares.

      SECTION 2.27 Full Disclosure. All documents delivered by or on behalf of the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, taken as a whole, are true, complete and authentic in all material respects. The representations and warranties made by or on behalf of Parent, Seller and the Company to

Buyer in connection with this Agreement and the Transactions contemplated hereby do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      SECTION 3.01 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited partnership power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign limited partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not constitute a Material Adverse Effect.

      SECTION 3.02 Authority Relative to this Agreement. Buyer has the requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions hereby have been duly and validly authorized by the requisite limited partnership action on the part of Buyer, and no other limited partnership proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller and the Company, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      SECTION 3.03 No Conflict, Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not, (i) conflict with or violate Buyer's Certificate of Limited Partnership or Agreement of Limited Partnership,
(ii) conflict with or violate any Laws and/or Orders applicable to Buyer or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or its properties are bound or affected, except in the case of clauses (ii) and (iii) herein for any such conflicts, violations, breaches, defaults or other occurrences that do not result in a Material Adverse Effect.

            (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require Buyer to make or obtain any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, or the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Transactions or Buyer's purchase of the Purchased Shares or otherwise prevent or materially delay Buyer from performing its obligations under this Agreement, or (B) do not result in a Material Adverse Effect.

      SECTION 3.04 Financing. Buyer has funds available sufficient to acquire and pay for the Purchased Shares. Buyer has procured the commitments attached as
Schedule 3.04 hereto (the "COMMITMENTS") for the benefit of the Company for the Financing.

      SECTION 3.05 Absence of Litigation. No claims, actions, suits, proceedings or investigations are pending or, to the knowledge of Buyer, threatened against Buyer, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which might prevent or materially delay the Transactions.

      SECTION 3.07 Brokers. No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries or Affiliates.

      SECTION 3.08 Investment. Buyer is acquiring the Purchased Shares for investment for Buyer's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Buyer understands that the Purchased Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state by reason of exemptions from the registration provisions of the Securities Act and such laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer's representations as expressed herein. Buyer is an "accredited investor" as defined in the rules promulgated under the Securities Act. Buyer acknowledges that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permit the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the shares, (ii) the availability of certain current public information about the Company, (iii) the resale occurring not less than one year after a party

(who is not an "affiliate") has purchased and fully paid for the shares to be sold, (iv) the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and (v) the number of shares being sold during any three-month period not exceeding specified limitations. Buyer understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Purchased Shares.

                                   ARTICLE IV
                   COVENANTS OF PARENT, SELLER AND THE COMPANY

      SECTION 4.01 Conduct of Business by the Company Pending the Closing. Each of Parent, Seller and the Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, unless Buyer shall otherwise agree in writing and except as set forth in Section 4.01 of the Seller Disclosure Schedule or as contemplated by this Agreement, the Company shall (and Parent and Seller shall cause the Company to) conduct its business, and shall cause the businesses of its Subsidiaries to be conducted, only in the ordinary course of business; and the Company shall (and Parent and Seller shall cause the Company to) use all reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer:

            (a) except for the filing of the Restated Certificate and the consummation of any split requested by Buyer in order to facilitate the allocation of Purchased Shares at the Closing, amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its Subsidiaries;

            (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Subsidiaries;

            (c) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except (A) for cash sweeps in the ordinary course of business consistent with past practices, (B) that a Subsidiary of the Company may declare and pay a dividend to its parent in the ordinary course in a manner consistent with past practice and (C) subject to compliance with the other provisions hereof, the Company may make dividends of any available excess cash to Seller, (ii) unless requested by Buyer in order to facilitate the allocation of Purchased Shares at the Closing, split, combine or reclassify any of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries or of Parent or Seller, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash;

            (d) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for (i) sales of assets in the ordinary course of business, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $250,000 in the aggregate);

            (e) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business, incur, guarantee or assume any Funded Debt (as defined below) or other indebtedness not currently outstanding; (iii) except in the ordinary course of business, assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person (other than the Company or any of its wholly-owned Subsidiaries); (iv) except in the ordinary course of business, make any loans or advances to any person (other than the Company or any of its Subsidiaries); (v) enter into or amend any material contract or agreement; (vi) authorize any capital expenditures or purchases of fixed assets in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole; or (vii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

            (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business in salary or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries; or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, stock depreciation rights, contingent value rights, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

            (g) except as may be required as a result of a change in law or in GAAP, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

            (h) make any Tax election inconsistent with past practice or settle or compromise any federal, state, local or foreign Tax Liability or agree to an extension of a statute of limitations;

            (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business;

            (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above; or

            (k) except as contemplated by Section 2.25 of the Seller Disclosure Schedule and except for the purchase and sale of goods in the ordinary course of business, engage in any actions that affect any intercompany payables or receivables.

            For purposes of this Agreement, "FUNDED DEBT" means, without duplication, (i) all indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt to the extent the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all rentals payable under capitalized leases, and (iii) all guaranties of Funded Debt of others.

      SECTION 4.02 Access to Information; Buyer Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), each of Parent, Seller and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during the period prior to the Closing Date, to all the Company's properties, books, contracts, commitments and records and, during such period, each of Parent, Seller and the Company shall (and shall cause each of their respective Subsidiaries to) furnish promptly to Buyer all information concerning the Company's business, properties and personnel as Buyer may reasonably request, and each shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Buyer may reasonably request. Buyer shall keep such information confidential in accordance with the terms of the confidentiality letter between Parent and Centre Partners Management, LLC dated August 17, 1999 (the "CONFIDENTIALITY LETTER").

                                    ARTICLE V
                                MUTUAL COVENANTS

      SECTION 5.01 HSR Act; Etc. As promptly as practicable after the date of the execution of this Agreement, Buyer, on the one hand, and Parent and Seller, on the other hand, shall file notifications under and in accordance with the HSR Act and the legal requirements of any foreign jurisdictions requiring notification in connection with the Transactions. Buyer, Parent and Seller shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority (foreign or domestic) in connection with antitrust matters and shall otherwise use their best efforts to cause the waiting period thereunder to expire or be terminated.

      SECTION 5.02 Consents; Approvals. The Company, Parent, Seller and Buyer shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company, Parent, Seller and Buyer shall make all filings (including, without limitation, all filings with United States and foreign Governmental Authorities) required in connection with the authorization, execution and delivery of this Agreement by each of them and the consummation by them of the Transactions, in each case as promptly as practicable. The Company, Parent, Seller and Buyer shall furnish promptly all information required for any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement.

      SECTION 5.03 Notification of Certain Matters. Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, and (ii) any failure of the Seller, the Company, or Buyer, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder (including remedies in respect of a breach or alleged breach) to any party, or affect or amend the representations or warranties (or disclosure schedules) of any party, or affect the conditions to closing of any party, and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.06 or 7.06, unless the failure to give such notice results in material prejudice to the other party.

      SECTION 5.04 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

      SECTION 5.05 Public Announcements. Parent, Seller and Buyer shall consult with each other before issuing any press release with respect to the purchase and sale of the Company's capital stock or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties, issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the New York Stock Exchange (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure); provided, further, that Parent also anticipates filing with the Securities and Exchange Commission any such press release as an exhibit to a Current Report on Form 8-K.

      SECTION 5.06 Conveyance Taxes. Parent, the Company, Seller and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes (collectively, the "TRANSFER TAXES") that become payable in connection with the Transactions that are required or permitted to be filed at or before the Closing Date. Each of the Company and Seller shall pay one-half of all Transfer Taxes (including New York State Real Property Transfer Gains Tax or similar Taxes) imposed in connection with the Transactions.

      SECTION 5.07 Restrictions on Seller and the Company.

            (a) In order to induce Buyer to execute this Agreement, each of Parent, Seller and the Company agrees that, except as otherwise permitted under
Section 5.07(c), it shall not, directly or indirectly, and it shall not permit its employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage or participate in discussions in connection with, or supply information relating to, any merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, or for the liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, or for the acquisition of any equity interest in the Company or any of its Subsidiaries, or of any portion of the assets of the Company or any of its Subsidiaries, outside the ordinary course of business, or for any tender offer, sale of securities, acquisition of beneficial ownership of or the right to vote securities of the Company or its Subsidiaries, during the period commencing upon the date hereof and ending on the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 10.01 hereof.

            (b) Parent, Seller and the Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any party or parties conducted heretofore by or on behalf of Parent, Seller or the Company with respect to any Acquisition Proposal (as defined below). Each of Parent, Seller and the Company agrees to notify Buyer promptly if any person makes any inquiry, proposal or contact with respect to any of the foregoing, and will provide details of the terms of any such inquiry, proposal or contact. The parties hereto recognize that irreparable damage will result in the event that the provisions of this Section 5.07 are not specifically enforced. If any dispute arises concerning this Section 5.07, the parties hereto agree that an injunction may be issued restraining the consummation of any action prohibited by this Section 5.07 pending a determination of such controversy and that no bond or other security shall be required in connection therewith. In any dispute arising with respect to this
Section 5.07, without limiting in any way any other rights or remedies to which Buyer or any of its Affiliates may be entitled, each of Parent, Seller and the Company agrees that the provisions of this Section 5.07 shall be enforceable by a decree of specific performance.

            (c) Notwithstanding the foregoing, Seller and Parent may engage in discussions or negotiations with, furnish reasonable information to, and/or may accept a Superior Proposal (as defined below) from, a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by Seller, Parent, the Company or their respective employees, agents or representatives after the date hereof) seeks to initiate such discussions or negotiations or to receive information or has made a Superior Proposal, if and only to the extent that, in each case:

                  (i) the third party has first made a bona fide Acquisition Proposal in writing to acquire, directly or indirectly, 100% of the consolidated assets of the Company or outstanding voting power of the Company's securities that is financially superior to the Transactions and not subject to any financing, due diligence or other material condition, as determined in good faith in each case by the Boards of Directors of Parent and the Company after consultation with Parent's third party financial and legal advisors (a "SUPERIOR PROPOSAL"); and

                  (ii) prior to entering into discussions or negotiations with or furnishing information to the third party which has made the Superior Proposal and/or accepting the Superior Proposal, Parent and Seller (x) provide Buyer with immediate oral telephonic notice to Buyer (as set forth in Section 12.02) and, thereafter, prompt written notice (by hand or telecopier) of such Superior Proposal (which shall mean by 9:00 a.m., New York time, on the day immediately after actual receipt by Parent, Seller, the Company or any of their employees, agents or representatives of such Superior Proposal), including copies of all correspondence, summaries of terms and conditions and notices of subsequent developments, and (y) receive from such person or entity an executed confidentiality agreement in reasonably customary form on terms no more favorable to such person or entity than those contained in the Confidentiality Letter.

            (d)   As used herein "ACQUISITION PROPOSAL" shall mean:

                     (i) a bona fide proposal or offer (other than by another party hereto, or an affiliate thereof) to acquire (whether by purchase, recapitalization, initial issuance, or otherwise), directly or indirectly the securities of the Company; or

                     (ii) a bona fide proposal or offer (other than by another party hereto, or an affiliate thereof) for a merger, consolidation or other business combination involving an acquisition of all of the Company; or

                     (iii) any other bona fide proposal (other than by another party hereto, or an affiliate thereof) to acquire, directly or indirectly, in any manner all the equity interests in or all or substantially all of the assets of the Company.

            (e) Parent, Seller and their employees, agents and representatives shall not be deemed to have violated Section 5.07(a)-(c) if, in response to an inquiry from a third party (without any solicitation, initiation or encouragement, directly or indirectly, by Seller, Parent, the Company or their respective employees, agents or representatives after the date hereof) with respect to an Acquisition Proposal, Parent, Seller or their employees, agents and representatives merely inform such third party that this Agreement requires that Parent or Seller must have received a written Superior Proposal in order for the Parent or Seller to conduct discussions or negotiations, furnish information or accept such Superior Proposal.

                                   ARTICLE VI
                           BUYER'S CLOSING CONDITIONS

      The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      SECTION 6.01 HSR Act, Etc. The waiting period applicable to the consummation of the Transactions under the HSR Act, and any extensions thereof, shall have expired or been terminated, and any requirements of other foreign jurisdictions applicable to the consummation of the Transactions shall have been satisfied, unless the failure of such requirements of other foreign jurisdictions to be satisfied would not (x) prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent, Seller or the Company from performing their obligations under this Agreement, or (y) impair the ability of the Company and its Subsidiaries to operate their business, or to own their assets, in the ordinary course of business after the Closing.

      SECTION 6.02 Consents; Approvals. All consents, waivers, approvals, authorizations or orders of third parties to the consummation of the Transactions (other than those consents, waivers, approvals, authorizations or orders which, if not obtained, would not (x) prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent, Seller or the Company from performing their obligations under this Agreement, or (y) impair the ability of the Company and its Subsidiaries to operate their business, or to own their assets, in the ordinary course of business after the Closing), and all of the consents listed in Section 2.05 of the Seller Disclosure Schedule, shall have been obtained.

      SECTION 6.03 No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect that prohibits, restrains, enjoins or restricts the consummation of the Transactions.

      SECTION 6.04 Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to sell the Purchased Shares to Buyer shall have been obtained.

      SECTION 6.05 Representations and Warranties. Each of the representations and warranties of Parent, Seller and the Company contained in this Agreement:

                  (i) must have been accurate in all respects as of the date hereof; and

                  (ii) shall be true and correct in all material respects at and as of the Closing Date (without giving effect to any supplement to the Seller Disclosure Schedule), as if made at and as of such time, except for
      (x) changes contemplated by this Agreement, and (y) those representations and warranties that address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Closing Date; and

Buyer shall have received a certificate to such effect signed by the Chief Executive Officer(s) and the Chief Financial Officer(s) of Parent, Seller and the Company (each acting in their capacity as such officer, and not individually).

      SECTION 6.06 Agreements and Covenants. Each of Parent, Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing

Date, and Buyer shall have received a certificate to such effect signed by the Chief Executive Officer(s) and the Chief Financial Officer(s) of Parent, Seller and the Company (each acting in their capacity as such officer, and not individually).

      SECTION 6.07 Opinion of Counsel. Buyer shall have received a written opinion of Snow Becker Krauss P.C., special counsel to the Company, dated as of the Closing Date, the written opinion of Robert Stone, General Counsel of Parent, Seller and the Company, dated as of the Closing Date, and the written opinion of Brazilian counsel to the Company and the Brazilian Subsidiary, dated as of the Closing Date, in the forms delivered concurrently with execution of this Agreement.

      SECTION 6.08 Receipt of Closing Documents. Buyer shall have received all certificates, instruments, agreements and other documents to be delivered by Parent, Seller or the Company at or before the Closing as provided in this Agreement.

      SECTION 6.09 Restated Certificate. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

      SECTION 6.10 Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be reasonably satisfactory in substance and form to Buyer and its special counsel, and Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

      SECTION 6.11 Supply Agreement. The Company, Parent, Seller and any of Parent's or Seller's Subsidiaries that are customers of the Company shall have entered into a Supply Agreement in the form of Exhibit C hereto.

      SECTION 6.12 Title Searches. The Buyer shall have received such title searches, abstracts or title insurance commitments as are reasonably necessary to verify the accuracy of the representations and warranties of the Company with respect to the real property owned by the Company and any leased real property.

      SECTION 6.13 FIRPTA Certificate. Seller shall have executed and delivered to Buyer a FIRPTA certificate.

      SECTION 6.14 Stockholders Agreement. The Company, Seller and certain other parties thereto shall have entered into the Stockholders Agreement.

      SECTION 6.15 Financing. The terms and conditions for the Financing shall be consistent with the terms and conditions of the Commitments, as reasonably determined by Buyer. Concurrently with the Closing, the Company shall have borrowed or have available for borrowing the amounts described in the Commitments. A complete and correct copy of each of the senior loan agreement, subordinated debt purchase agreement (or other similar agreement) and the related agreements shall have been delivered to Buyer, together with evidence satisfactory to Buyer of such borrowings, or the availability thereof, under the senior loan agreement and subordinated debt purchase agreement (or other similar agreement), and no other agreements or instruments shall exist relating to the material terms of such borrowings.

      SECTION 6.16 Solvency Opinions. Any solvency opinions required under the Commitments shall have been received and shall be satisfactory to the lenders.

      SECTION 6.17 Release from Seller. The Seller shall have delivered to the Company a release of Liabilities of the Company and its Subsidiaries to Seller and its Subsidiaries in form and substance as set forth on Exhibit D.

      SECTION 6.18 Zebra. Seller or the Company shall have delivered to Buyer a written waiver, in form and substance reasonably satisfactory to Buyer and its counsel, from Zebra Technologies Corporation ("Zebra") with respect to Zebra's right under Section 14(d) of the Agreement, dated September 1, 1997, by and between Zebra and the Company, to terminate such agreement in the event that substantially all of the assets or shares of the Company are acquired by another company.

      SECTION 6.19 Certain Agreements. Parent, Seller and any other applicable parties shall have entered into agreements satisfactory to Buyer pursuant to which the Company is released from all Liability under the agreements listed on
Schedule 6.19 hereto, or alternatively, Parent and Seller shall have indemnified and held the Company harmless from and against all Liability under the agreements listed on Schedule 6.19 hereto on terms reasonably satisfactory to Buyer.

      SECTION 6.20 Redemption. The Redemption shall occur immediately after the purchase of the Purchased Shares.

      SECTION 6.21 1999 Financials. The Buyer shall have received the 1999 Financials at least 5 business days prior to the Closing and such 1999 Financials shall be substantially identical, in all material respects, to the unaudited financial statements as of December 31, 1999 attached as part of
Section 2.07 of the Seller Disclosure Schedule (except that such 1999 Financials will have footnotes).

      SECTION 6.22 Termination. All guarantees by the Company or its Subsidiaries of any indebtedness or other obligations of Parent or any of its Subsidiaries (including any arrangements whereby the Company or any of its Subsidiaries is a co-obligor in respect of such indebtedness or other obligations), and any related Liens on the properties of the Company and its Subsidiaries or their capital stock, shall have been terminated on terms reasonably satisfactory to Buyer and its special counsel.

         SECTION 6.23 Debt at Closing. At Closing, the Company and its Subsidiaries shall have no obligations for indebtedness of any type (whether current portion or long term), including guarantees of indebtedness, other than the indebtedness (both current portion and long-term) of approximately $180,000 payable to Fleet Bank (it being agreed that this Section 6.23 does not apply to mere accounts payable or similar current liabilities not related to borrowed money).

                                   ARTICLE VII
                           SELLER'S CLOSING CONDITIONS

         The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the following conditions:

         SECTION 7.01 HSR Act, Etc. The waiting period applicable to the consummation of the Transactions under the HSR Act, and any extensions thereof, shall have expired or been terminated, and any requirements of other foreign jurisdictions applicable to the consummation of the Transactions shall have been satisfied unless the failure of such requirements of other foreign jurisdictions to be satisfied would not result in a Material Adverse Effect in respect of Buyer or Seller.

         SECTION 7.02 Consents; Approvals. All consents, waivers, approvals, authorizations or orders of third parties to the consummation of the Transactions shall have been obtained, other than those that, if not obtained, would not result in a Material Adverse Effect.

         SECTION 7.03 No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect that prohibits, restrains, enjoins or restricts the consummation of the Transactions.

         SECTION 7.04 Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to sell the Purchased Shares to Buyer shall have been obtained.

         SECTION 7.05 Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties that address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Parent and Seller shall have received a certificate to such effect signed by the general partner of Buyer.

         SECTION 7.06 Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent and Seller shall have received a certificate to such effect signed by the general partner of Buyer.

         SECTION 7.07 Receipt of Closing Documents. Seller and the Company shall have received all certificates, instruments, agreements and other documents to be delivered by Buyer at or before the Closing as provided in this Agreement.

         SECTION 7.08 Stockholders Agreement. Buyer and certain other parties thereto shall have entered into the Stockholders Agreement.

         SECTION 7.09 Redemption; Preferred Shares. The Redemption (including the payment of the Initial Cash Redemption Payment) shall occur at the Closing, promptly after the purchase of the Preferred Shares and the completion of the Financing.

         SECTION 7.10 Non-Compete Payment. The Company shall pay the Non-Compete payment concurrently with the Redemption.

         SECTION 7.11 Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and all documents and instruments included to such Transactions shall be reasonably satisfactory in substance and form to Parent and Seller and its counsel, and Parent and Seller shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

         SECTION 7.12 Supply Agreement. The Company shall have entered into a Supply Agreement in the form of Exhibit C hereto.

         SECTION 7.13 Release from the Company. The Company shall have delivered to Parent a release of Liabilities of Parent and its Subsidiaries to the Company and its Subsidiaries in form and substance as set forth on Exhibit E.

         SECTION 7.14 Solvency Opinions. Seller and the Company shall have received copies of solvency opinions (which may be the solvency opinions required under the Commitments, if such solvency opinions, shall either (i) be addressed to Seller and the Company or (ii) entitle Seller and the Company to rely thereon).

                                  ARTICLE VIII
                                   THE CLOSING

         SECTION 8.01 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125 (or at the offices of counsel to any lender in the Financing), at

10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), or on such other date and at such other time or place as the parties may mutually agree. The date of the closing is referred to in this Agreement as the "CLOSING DATE." It is the contemplation of the parties that, at the Closing, the resignations contemplated by Section 8.02(c) hereof shall be delivered and that new directors to be designated by Buyer will approve the Financing, all substantially concurrently with the Closing, it being agreed that the payment of the redemption price in the Redemption and the payment of the Non-Compete Payment will not occur until immediately after the consummation of the Financing.

         SECTION 8.02 Obligations and Closing Deliveries of Parent, Seller and the Company. At the Closing, Parent, Seller and the Company shall deliver, or cause to be delivered, to Buyer the following:

                  (a) One or more certificates representing the Purchased
Shares;

                  (b) The Company's corporate minute books and stock transfer books;

                  (c) Written resignations of all of the Company's directors and, if requested by Buyer, any officers of the Company;

                  (d) The opinions of counsel and officers' certificates required by Sections 6.05, 6.06 and 6.07 hereof;

                  (e) All Approvals required by Section 6.02 hereof;

                  (f) Any other material Approvals, instruments or documents that are contemplated by this Agreement or necessary or appropriate to issue and sell the Purchased Shares to Buyer;

                  (g) A Secretary's Certificate of Parent, Seller and the Company certifying the Certificate of Incorporation and By-Laws of each of Parent, the Company and Seller and the resolutions authorizing the Transactions;

                  (h) A written receipt for payment of the Purchase Price duly executed on behalf of the Company;

                  (i) The documents set forth in Sections 6.08, 6.11, 6.13, 6.14, 6.15, 6.17, 6.18, 6.19 and 6.22;

                  (j) A written receipt from Seller for the certificates evidencing the Preferred Shares; and

                  (k) A written receipt from Parent and Seller for payment of the Non-Compete Payment.

         SECTION 8.03 Buyer's Obligations and Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to the Company and Seller (in the case of Section 8.03(b), (c), (d) and (f)) the following:

                  (a) The full Purchase Price in accordance with Section 1.02;

                  (b) The general partner's certificates required by Sections
7.05 and 7.06;

                  (c) All Approvals required by Section 7.02 hereof;

                  (d) Any other material Approvals, instruments or documents that are contemplated by this Agreement or necessary or appropriate to purchase the Purchased Shares from the Company;

                  (e) A written receipt for the certificates representing the Purchased Shares duly executed on behalf of Buyer; and

                  (f) The documents set forth in Sections 7.07 and 7.08.

         SECTION 8.04 Company's Obligations and Closing Deliveries to Seller. At the Closing, the Company shall deliver, or cause to be delivered to Seller, the following:

                  (a) The Initial Cash Redemption Payment;

                  (b) The general partner's certificates required by Sections
7.05 and 7.06;

                  (c) All Approvals required by Section 7.02 hereof;

                  (d) Any other material Approvals, instruments or documents that are contemplated by this Agreement or necessary or appropriate to purchase the Purchased Shares from the Company;

                  (e) One or more certificates evidencing the Preferred Shares;

                  (f) A written receipt from the Company for the certificates evidencing the Redeemed Shares;

                  (g) The Non-Compete Payment, and

                  (h) The documents set forth in Sections 7.08, 7.12 and 7.13.

                                   ARTICLE IX
                   POST-CLOSING AND CERTAIN OTHER OBLIGATIONS

         SECTION 9.01 Indemnification and Insurance. The By-Laws of the Company shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified before October 28, 2003, in any manner that would adversely affect the rights thereunder of individuals who on or prior to October 28, 1997 were directors, officers, employees or agents of the Company, unless such modification is required by law.

                  (a) At the cost of Parent and Seller (jointly and severally) under Section 11.01(c), the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries who was an officer or director of the Company prior to October 28, 1997 (collectively, the "COMPANY INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by the Agreement of Merger, dated as of July 14, 1997, among Parent, Ribbon Manufacturing, Inc., and the Company (the "MERGER AGREEMENT") or (y) otherwise with respect to any acts or omissions occurring at or prior to October 28, 1997, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case until October 28, 2003.

                  (b) At the cost of Parent and Seller (jointly and severally under Section 11.01(c)), the Company shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company Indemnified Parties existing at or before October 28, 1997 and listed on
Schedule 9.01 hereto.

                  (c) Parent shall provide the coverage required under Section
5.7 of the Merger Agreement, in which case the Company shall have no responsibility or obligation under this Section 9.01(c); provided, however, that if Parent fails to provide such coverage, then the Company shall maintain in effect until October 28, 2003, if available, directors' and officers' liability insurance covering those persons who, as of October 28, 1997, were covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Buyer) on terms comparable to those required to be maintained under Section 5.7 of the Merger Agreement; provided, further, that
(i) any insurance required to be provided by the Company by this Section 9.01(c) shall only relate to claims relating to any acts or omissions of Company Indemnified Parties arising at or prior to October 28, 1997, and (ii) the Company's obligations under this Section 9.01(c) are conditioned upon Parent and Seller, jointly and severally, being solely responsible for the incremental cost to the Company of any such insurance required by this Section 9.01(c).

         SECTION 9.02 Employment and Benefit Matters. Parent shall be solely responsible for administration of, and all liabilities and obligations arising under: (i) any stock option, stock purchase or other similar plans of the Company or Parent, including the 1990 Incentive Plan, 1984 Stock Plan and 1993 Outside Director Stock Option and Restricted Stock Plan (the "PRIOR PLANS") and the Amended and Restated 1997 Stock Option Plan of Parent, and (ii) any of the agreement(s) listed on Schedule 6.19 hereto. The Company shall not, after the Closing, purport to issue any awards or otherwise purport to take any action under the Prior Plans.

         SECTION 9.03 Transition. For a period ending on the first anniversary of the date on which Seller or any of its Subsidiaries cease to hold any shares of Common Stock of the Company, neither Parent nor Seller will, and each of Parent and Seller will cause its respective Subsidiaries and its and their respective officers, directors and employees not to, take any action that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor, or other business associate of the Company or its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing. For a period ending on the first anniversary of the date on which Seller or any of its Subsidiaries cease to hold any shares of Common Stock of the Company, each of Parent and Seller will, and each of Parent and Seller will use its best efforts to cause its Subsidiaries and its and their respective officers, directors and employees to, refer all customer inquiries relating to the businesses of the Company and its Subsidiaries to the Company and its Subsidiaries from and after the Closing. Notwithstanding the foregoing, nothing in this Section 9.03 shall prohibit (i) Parent, Seller or any of their respective Subsidiaries from manufacturing small order runs of the type permitted by the Supply Agreement or (ii) Parent, Seller or any of their respective Subsidiaries from acquiring, directly or indirectly, substantially all of the assets or control of a majority of the equity interests (voting or otherwise) of any enterprise where (x) less than fifteen percent of such enterprise's revenues is derived from any business that the Company or its Subsidiaries conducts as of the Closing Date or (y) the revenues of such enterprise which are derived from any business that the Company or its Subsidiaries conducts as of the Closing Date do not exceed $1,000,000.

         SECTION 9.04 Confidentiality. For a period ending on the fifth anniversary of the date on which Seller or any of its Subsidiaries cease to hold any shares of capital stock of the Company, each of Parent and Seller will, and each of Parent and Seller will cause its respective Subsidiaries and its and their respective officers, directors and employees to, treat and hold as such all of the Confidential Information (as defined below), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession. In the event that Parent, Seller or any of their respective Subsidiaries is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential

Information, Parent and/or Seller will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 9.04. If, in the absence of a protective order or the receipt of a waiver hereunder, Parent, Seller or any of their respective Subsidiaries or any of its and their respective officers, directors and employees is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Parent, Seller, such Subsidiary or such other person may disclose the Confidential Information to the tribunal; provided, however, that Parent, Seller, such Subsidiary or such other person shall use his, her or its best efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. Nothing in this Section is intended to prohibit the continued use and exchange by Parent of technical information relating to the Company (other than exclusive formulas of the Company) in the same manner as such technical information has been exchanged prior to the date hereof. For purposes hereof, "CONFIDENTIAL INFORMATION" shall mean any information concerning the businesses and affairs of the Company and its Subsidiaries that is kept confidential by the Company and its Subsidiaries, but it does not include information that (i) becomes generally available to the public other than as a result of a disclosure by Parent, Seller, or any other person subject to the obligations of this
Section 9.04, (ii) is known or was available to Parent, Seller or such other person on a non-confidential basis prior to its disclosure to Parent, Seller, or such other person by the Company or its representatives, (iii) was or becomes available to Parent, Seller, or such other person on a non-confidential basis from a source other than the Company or its representatives, provided that such source has represented to the recipient (and which recipient has no reason to disbelieve) that such source is not bound by a confidentiality agreement with the Company or its representatives or is otherwise not prohibited from transmitting the information to the recipient, or (iv) is independently developed by persons retained by Parent or Seller who did not directly or indirectly have access to such confidential information.

         SECTION 9.05 Covenant Not to Compete. In consideration of the Company's payment to Parent and Seller of the Non-Compete Payment, Parent and Seller covenant to the Company as set forth in this Section 9.05:

         For a period ending on the first anniversary of the date on which Seller or any of its Subsidiaries cease to hold any shares of capital stock of the Company (the "NONCOMPETITION PERIOD"), each of Parent and Seller covenants not to engage directly or indirectly (including through Subsidiaries, Affiliates (other than non-employee directors) or officers, directors (other than non-employee directors) or employees) in any business that the Company or its Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Company or its Subsidiaries conducts or plans to conduct business; provided, however, that ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, neither Parent nor Seller shall directly or indirectly induce or attempt to induce any customer or supplier of the Company or any of its Subsidiaries to terminate its relationship with the Company or any of its Subsidiaries or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the business of the Company or any of its Subsidiaries which might harm the Company or any Subsidiary. Notwithstanding the foregoing, nothing in this Section 9.05 shall prohibit (i) Parent, Seller or any of their respective Subsidiaries from manufacturing small order runs of the type permitted by the Supply Agreement or (ii) Parent, Seller or any of their respective Subsidiaries from acquiring, directly or indirectly, substantially all of the assets or control of a majority of the equity interests (voting or otherwise) of any enterprise where (x) less than fifteen percent of such enterprise's revenues is derived from any business that the Company or its Subsidiaries conducts as of the Closing Date or (y) the revenues of such enterprise which are derived from any business that the Company or its Subsidiaries conducts as of the Closing Date do not exceed $1,000,000. During the Noncompetition Period, neither Parent nor Seller shall directly or indirectly (including through Subsidiaries, Affiliates (other than non-employee directors) or officers, directors (other than non-employee directors) or employees) hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, a management employee or officer of the Company or its Subsidiaries (provided that Parent or Seller may engage in undirected advertising of employment opportunities and recruiting representatives of Parent or Seller may conduct employment searches which are not directed to employees of the Company or its Subsidiaries). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.05 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         SECTION 9.06 Tax Matters.

                  (a) Any tax sharing agreement between Parent, Seller and any of the Company and its Subsidiaries will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year), except for Parent or Seller's obligation to pay to the Company or its Subsidiaries any amounts payable thereunder, which shall not terminate.

                  (b) Parent and Seller, jointly and severally, agree to indemnify Buyer from and against the entirety of any Indemnified Liabilities Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Company and its Subsidiaries for Taxes of any Person other than any of the Company and its Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (c) Parent will include the income of the Company and its Subsidiaries (including any income triggered into income by Treasury Regulation
Section 1.1502-13 and Treasury Regulation Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on Parent's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Company and its Subsidiaries will furnish Tax information to Parent for inclusion in Parent's consolidated federal income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. Parent will allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company and its Subsidiaries. Parent will take no position on such Tax Returns that relate to the Company and its Subsidiaries that would adversely affect the Company and its Subsidiaries after the Closing Date. The income of the Company and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date in accordance with Treasury Regulation Section 1.1502-76(b)(2)(i). Taxes imposed on the basis of revenue, sales, receipts, profits, gains or the like will be apportioned on a manner consistent with the preceding sentence. Taxes other than Taxes that are described in the two preceding sentences and payable for a taxable period that includes, but does not end on, the Closing Date shall be allocated between the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date on the basis of the number of days in each such portion as compared to the number of days in the entire taxable period.

                  (d) Parent will allow the Company and its counsel to participate in any audits of Parent consolidated federal income Tax Returns to the extent that such returns relate to the Company and its Subsidiaries. Parent will not settle any such audit in a manner which would adversely affect the Company and its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

                  (e) Parent will immediately pay to the Company any Tax refund (or reduction in Tax liability) resulting from a carryback of a postacquisition Tax attribute of any of the Company and its Subsidiaries into the Parent consolidated Tax Return (such attribute being utilized, in the case of a carryback of an attribute of the Company or its Subsidiaries to a year in which attributes of Parent or its Subsidiaries are also carried, in accordance with the provisions of the Code or other applicable law, or, if there is no such provision, pro rata in accordance with the respective amounts of comparable attributes), when such refund or reduction is realized by the Parent group. Parent will cooperate with the Company and its Subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. The Company agrees to indemnify Parent for any Taxes resulting from the disallowance of such postacquisition Tax attribute on audit or otherwise.

                  (f) Parent will not elect to retain any net operating loss carryovers or capital loss carryovers of the Company and its Subsidiaries under Treasury Regulations Section 1.1502-20(g).

         SECTION 9.07 Insurance Matters. Parent agrees that the Company shall be entitled to tender any applicable claims for any circumstances, events, losses or claims for which insurance may be available under the policies maintained by Parent for the benefit of its Subsidiaries (including the Company and its Subsidiaries) for any period prior to Closing, including any occurrence-based insurance policies. Parent agrees that, after the Closing, the Company shall enjoy all rights and benefits under such policies as it enjoyed prior to the Closing, only with respect to Liabilities arising out of circumstances, events, losses or claims arising prior to the Closing.

         SECTION 9.08 Certain Workers Compensation Matters. Buyer, Parent, Seller and the Company agree as follows with respect to W/C Liabilities (as defined below) arising out of or related to any injury, claim or workers' compensation claim or other similar claim arising out of the period during which the Company and its Subsidiaries maintained self-insurance arrangements for workers' compensation, including any injury claims, workers' compensation claims or other similar claims by or on behalf of the persons identified on Schedule
9.08 attached hereto (collectively, all such claims, the "W/C MATTERS"):

                  (a) Parent, Seller and the Company, in consultation with Buyer and its representatives, shall use reasonable best efforts to obtain, prior to Closing, one or more "run-off" or other insurance policies on terms reasonably satisfactory to each such party insuring each of Parent, Seller, the Company and Buyer against all W/C Liabilities. The Company and its Subsidiaries (other than the Brazilian Subsidiary) shall be named as an insured on all such policies, and all such policies shall require the applicable insurer to provide the Company and Buyer with 30 days' prior written notice of impending cancellation. If such insurance cannot be obtained prior to Closing or if either Parent or Buyer reasonably concludes that such insurance is unreasonably costly, (i) the Company, Parent and Seller shall use reasonable best efforts, in consultation with Buyer and its representatives, to obtain such insurance after the Closing and (ii) if such insurance also cannot be obtained after Closing or if either Parent or Buyer reasonably concludes that such insurance is unreasonably costly, then, subject to the agreement of the parties to be responsible for the W/C Liabilities in accordance with the sharing provisions of Section 9.08(c), the Company shall be solely entitled to administer, and to take all other reasonable actions with respect to, any W/C Matters.

                  (b) If the insurance described in Section 9.08(a) is obtained prior to Closing, then the costs thereof shall be borne in accordance with
Section 9.08(c), and, as contemplated by Section 1.04(f)(iii), Target Working Capital shall be adjusted. If the insurance described in Section 9.08(a) is not obtained prior to Closing or is never obtained, then Section 9.08(c) shall still apply, but there shall be no adjustment to Target Working Capital.

                  (c) The parties agree that the W/C Liabilities accruing from and after the date hereof shall be borne by the Company, on the one hand, and Parent and Seller, on the other hand, as follows:

                           (i) The Company shall be liable for 100% of all W/C Liabilities up to an aggregate amount equal to the W/C Reserve and, in connection with the foregoing, if W/C Liabilities total less than the W/C Reserve, Parent and Seller shall be entitled to payments from the Company as follows:

                                    (A) If the W/C Liabilities are less than the amount obtained by subtracting $100,000 from the W/C Reserve (the "LOWER LIMIT"), then the Company shall pay to Parent and Seller an amount equal to the sum of (1) $50,000 plus (2) the difference between (x) the Lower Limit and (y) the amount of the W/C Liabilities; and

                                    (B) If the W/C Liabilities are greater than the Lower Limit but less than the W/C Reserve, then the Company shall pay to Parent and Seller an amount equal to 50% of the difference between the W/C Reserve and the amount of the W/C Liabilities;

                           (ii) The Company, on the one hand, and Parent and Seller, on the other hand, shall be each be liable for 50% of all additional W/C Liabilities in excess of the W/C Reserve, until the aggregate amount of W/C Liabilities to be borne by all of the parties under the preceding clause (i) and this clause (ii) equals the sum of (x) the W/C Reserve plus (y) $200,000; and

                           (iii) Parent and Seller shall be solely liable for any additional W/C Liabilities (ie, any W/C Liabilities in excess of the sum of (x) the W/C Reserve plus (y) $200,000). If and to the extent that W/C Liabilities exceed the sum of (x) the W/C Reserve plus (y) $200,000, Parent or Seller may request, at its sole cost and expense, to assume the administration of the W/C Matters, and the Company shall agree, at the cost of Parent and Seller, to reasonable arrangements to effect the transfer of such administration.

The parties agree to make appropriate adjustment payments to each other pursuant to the preceding allocation schedule on a reasonable periodic basis to give effect to changes in actual W/C Liabilities that result in reallocation of responsibility or payments pursuant to the preceding schedule. Each party shall reasonably cooperate with the other to provide access to information regarding the W/C Matters and the amount of W/C Liabilities actually incurred by any party over time from and after the Closing. Any amounts payable, or subject to reimbursement by, a party under this Section 9.08(c) shall be made promptly and, to the extent not paid within 10 business days after written request therefor by the other party, shall be subject to interest at the prime rate charged from time to time by Citibank, N.A. from the date of the request through the date of payment. Section 11.01(b) shall not apply to the W/C Matters and the W/C Liabilities.

                  (d) For purposes hereof, the term "W/C RESERVE" means the reserve in respect of the W/C Matters, as of the Closing Date.

                  (e) For purposes hereof, the term "W/C LIABILITIES" refers to all costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with, arising out of or related to the W/C Matters, including, without limitation, the cost of any related insurance (whether contemplated hereby or otherwise), carrying costs associated with letters of credit, and any other out-of-pocket costs in connection with the W/C Matters (excluding any allocation of overhead of any party and excluding any allocation of employee time of any party associated with the W/C Matters).

                  (f) Parent, Seller, the Company and Buyer agree to mutually cooperate to use reasonable efforts to reduce the amount of, or eliminate the requirement for, any letter of credit required by any Governmental Authority in respect of W/C Matters. In this connection, if such a letter of credit is required by a Governmental Authority to be maintained from and after the Closing, then the parties agree that (i) if Parent continues to maintain such letter of credit, the Company shall reimburse Parent for the annual carrying cost thereof in a proportion equal to (x) the amount of W/C Liabilities still required to be borne by the Company under Sections 9.08(a) - (e) divided by (y) the amount of the letter of credit; or (ii) the Company, on the one hand, and Parent, on the other hand, may maintain, at their own expense, separate letters of credit in an aggregate amount equal to the amount required by the Governmental Authority to be maintained, with the Company's maximum letter of credit obligation at any time being equal to the amount of W/C Liabilities still required to be borne by the Company under Sections 9.08(a) - (e).

Illustrative Examples to Sections 9.08(a) - (e):

         In each case, assume a W/C Reserve of $283,000:

                  Example A. Prior to closing, the Company obtains the insurance described herein for an amount equal to $150,000.

                           i. The Company reimburses Parent and Seller for all
of such premium after the Closing.
                           ii. The Company pays to Parent and Seller an amount
equal to the sum of $33,000 (the Lower Limit of $183,000 minus $150,000) plus $50,000.
                           iii. Target Working Capital is increased by the
amount of the W/C Reserve.

                  Example B. After closing, the Company obtains the insurance described herein for an amount equal to $150,000.

                           i. The Company pays all of such premium.
                           ii. The Company pays to Parent and Seller an amount
equal to the sum of $33,000 (the Lower Limit minus $150,000) plus $50,000.

                  Example C. After closing, the Company obtains the insurance described herein for an amount equal to $400,000.

                           i. The Company pays all of such premium.
                           ii. The Company, on the one hand, and Parent and
Seller, on the other hand, each are liable for an amount equal to $58,500 ($400,000-W/C Reserve), and Parent and Seller reimburse their obligation to the Company.

                  Example D. No insurance is obtained, and W/C Liabilities (via settlements, final rulings, costs of administration, etc.) aggregate $400,000.

                           i. The Company bears the first $283,000 of such W/C
Liabilities.
                           ii. The Company, on the one hand, and Parent and
Seller, on the other hand, each are liable for an amount equal to $58,500 (50% *($400,000-W/C Reserve)).

         SECTION 9.09 Limited Access to Financial Information. If a party or its representatives possesses information and/or books and records that are relevant to the preparation of the Closing Statement, and such information or books and records (or similar information and books and records) are not also possessed by the other parties, then, only in such instance, upon reasonable request to the possessing party, the other party and its representatives and agents (including, without limitation, the accountants employed by each) shall have, at no charge:
(i) reasonable access during normal business hours to such information or books and records (or to copies or extracts therefrom), and (ii) access to the accountants' non-proprietary work papers included within such information after appropriate access letters have been delivered to such accountants; provided, however, that the access in (i)-(ii) shall not unreasonably interfere with the operations of the possessing party.

         SECTION 9.10 Transition Services Agreement. Parent and Seller agree to provide to the Company, at reasonable cost consistent with past practices, those services reasonably requested by Buyer and the Company that have been provided prior to the Closing by Parent, Seller, or Parent's Subsidiaries, all for a reasonable period after the Closing Date.

                                    ARTICLE X
                                   TERMINATION

         SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent duly authorized by the Board of Directors of Seller and by Buyer; or

                  (b) by Seller if any of the conditions set forth in Article VII hereof shall not have been met and shall not have been waived by Seller as of March 31, 2000, because Buyer has failed to perform in any material respect any of its obligations under this Agreement (following notice and a 15-day opportunity to cure, to the extent that such failure is capable of being cured); or

                  (c) by Buyer if any of the conditions set forth in Article VI hereof shall not have been met and shall not have been waived by Buyer as of March 31, 2000, because any of Parent, Seller or the Company has failed to perform in any material respect any of its obligations under this Agreement (following notice and a 15-day opportunity to cure, to the extent that such failure is capable of being cured); or

                  (d) by either Seller or Buyer if the Closing shall not have been consummated by March 31, 2000 (provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

                  (e) by either Seller or Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions (provided that the right to terminate this Agreement under this Section 10.01(e) shall not be available to any party who has not complied with its obligations under Section 5.04 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

                  (f) by Seller, if there has been a material misrepresentation, material breach of warranty or material breach of covenants in the representations and warranties or covenants made by Buyer that cannot be cured at or prior to the Closing Date; or

                  (g) by Buyer, if there shall have been a failure of any of the conditions in Sections 6.05 or 6.06 that shall not have been waived by Buyer in its sole discretion; or

                  (h) by Parent and Seller, upon five business days' (not including the date upon which such notice is received by Buyer) prior written notice to Buyer (the "SUPERIOR PROPOSAL NOTICE"), if, as a result of a Superior Proposal, the Boards of Directors of Parent and the Company determine in good faith to accept the Superior Proposal; provided, however, that such Boards of Directors, in making any such determination, shall have considered all concessions which have then been offered by Buyer (it being understood that prior to any such termination Parent, Seller and the Company shall, and shall cause their respective financial and legal advisors to, negotiate in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement in favor of Parent, Seller and the Company as would induce Parent, Seller and the Company to proceed with a transaction with Buyer rather than consummation of a Superior Proposal made by the third party); provided, further, that prior to or contemporaneous with any termination under this Section 10.01(h), Parent shall pay to Buyer or its designee in immediately available funds the fees and expenses required to be paid and reimbursed pursuant to
Section 10.03 hereof; or

                  (i) by Buyer, after receipt by Parent and Seller of a Superior Proposal, if by the end of the fifth business day following (but not including) the day that Buyer notifies Parent, Seller and the Company in writing that it wishes that their respective Boards of Directors reaffirm in writing their approval of the Transactions contemplated hereby and reject the Superior Proposal, the Boards of Directors of Parent, Seller and the Company shall have failed to reaffirm in writing their approval of the Transactions contemplated hereby and to reject the Superior Proposal.

         SECTION 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, except that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to termination or relieve Parent, Seller or the Company from any obligation under Section 10.03. The Confidentiality Letter shall survive termination of this Agreement as set forth therein, but shall terminate as of the Closing (other than confidentiality obligations relating to confidential information of Parent, Seller or any Subsidiaries (other than the Company and its Subsidiaries), which shall survive the Closing in accordance with the terms of the Confidentiality Letter). Promptly following termination of this Agreement, Buyer shall return to Seller all written information delivered to Buyer by any officers, directors, employees and/or agents of Seller or any Affiliate of Seller in connection with the transactions contemplated hereby, except documents that have been publicly distributed and drafts of any agreements contemplated hereunder.

         SECTION 10.03 Fees and Expenses.

                  (a) In the event that Buyer elects to terminate this Agreement pursuant to Section 10.01(c), Section 10.01(d) (due to the failure of any of the conditions in Article VI hereof to be satisfied), Section 10.01(g) (including, but not limited to, a termination due to a breach of Section 5.07 above) or
Section 10.01(i) or in the event that Parent and Seller elect to terminate this Agreement pursuant to Section 10.01(h), Parent and Seller, jointly and severally, shall pay to Buyer (or its designees) all fees, costs, claims and expenses incurred by Buyer in connection with the Transactions (including the Financing (including under the Commitments)) upon submission of reasonable documentation therefor. If such termination arises under Section 10.01(c), (d) or (g) and does not involve a Superior Proposal or a breach of Section 5.07, the fees, costs, claims and expenses to be reimbursed by Parent and Seller shall not exceed $1,000,000, exclusive of fees, costs, claims or expenses arising out of any litigation, ruling, order, injunction, proceeding, arbitration or investigation, as to which no maximum shall be imposed under this sentence. Notwithstanding the foregoing, Parent and Seller shall have no obligation under this Section 10.03(a) in the event of a termination of the Agreement by Buyer under Section 10.01(d) which arises solely out of the failure of the financing condition in Section 6.15 to be satisfied and there shall have been no other basis for termination of this Agreement, whether arising out of failure of a condition, breach or otherwise.

                  (b) In addition to the reimbursement of all such expenses described in Section 10.03(a):

                           (i) If this Agreement is terminated (A) by Buyer as a
result of a breach of Section 5.07 or pursuant to its rights under Section 10.01(i), or (B) by Parent and Seller pursuant to their rights under Section 10.01(h), then, in addition to any amounts payable under Section 10.03(a), Parent shall pay to Buyer (or its designees) a fee of $7,000,000 in cash.

                           (ii) If within 12 months after any termination
described in Sections 10.01(c) or (g) above, the Company becomes a majority-owned subsidiary of another person or entity or accepts a written offer to consummate or consummates an Acquisition Proposal, then upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition of the closing) of the Company becoming such a subsidiary or of such Acquisition Proposal, Parent shall pay to Buyer (or its designees) a fee of $7,000,000 in cash, in addition to any amounts payable, or previously paid, under Section 10.03(a). Notwithstanding the foregoing, such fee shall only be payable under this Section 10.03(b)(ii) if this Agreement shall have been terminated by Buyer because (x) of a breach by Parent, Seller or the Company of any agreement or covenant or obligation in this Agreement required to be performed or complied with by Parent, Seller or the Company, or

(y) any representation or warranty of Parent, Seller or the Company in this Agreement was not accurate in all respects as of the date when such representation or warranty was made.

                  (c) Each of Parent, Seller and the Company acknowledges and agrees that the agreements contained in this Section 10.03 are an integral part of the Transactions contemplated by this Agreement. No termination by Parent, Seller or the Company of this Agreement under this Article X shall be effective unless and until all fees and expenses required to be then paid by Parent pursuant to this Section 10.03 shall have been received in immediately available funds by Buyer (or its designees). Notwithstanding anything to the contrary contained in this Section 10.03, if Parent fails to pay Buyer (or its designees) any fees or expenses due under this Section 10.03 within the time required under this Agreement or, if no time period is specified, within two business days after the event giving rise to the payment of such fees and expenses, in addition to any other amounts paid or payable pursuant to this Agreement, Parent shall also pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Citibank N.A. from the date such fees and expenses were required to be paid.

                                   ARTICLE XI
                                 INDEMNIFICATION

         SECTION 11.01 Indemnity.

                  (a) Indemnity by Buyer. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer shall indemnify, hold harmless and defend, Parent, Seller and any present and future directors, shareholders, officers, employees, attorneys, agents, contractors, consultants and representatives of Parent, Seller, and the successors, transferees and assigns of any thereof (collectively the "SELLER INDEMNIFIED PERSONS"), from and against, and shall reimburse them for, any and all Indemnified Liabilities related to or arising from any breach of any representation, warranty, covenant or agreement of, or any misstatement or omission by, Buyer in this Agreement.

                  (b) Indemnity by the Company. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, the Company shall indemnify, hold harmless and defend the Seller Indemnified Persons from and against any and all Indemnified Liabilities arising out of any third party claims with respect to the Company regardless of (A) when such claims arose or arise, (B) by whom asserted, (C) whether the facts on which any such claims are based occurred prior or subsequent to the Closing, (D) whether any such claims are asserted prior or subsequent to the Closing, and (E) whether known or unknown, fixed or unfixed, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, matured or unmatured, accrued, absolute, contingent or otherwise, including without limitation any and all claims with respect to environment, health, safety, personal injury, property damage or employment claims arising out of contracts, product liability, merchantability or fitness for any particular purpose of goods or conformity of goods to contractual requirements. Notwithstanding the foregoing, in no event shall the Company be obligated to indemnify any Seller Indemnified Person in respect of a third party claim relating to a Liability or other matter for which Seller is obligated to indemnify a Buyer Indemnified Person (as defined in Section 11.01(c) hereof) pursuant to this Article XI (or would have been obligated to indemnify a Buyer Indemnified Person, but for the dollar amount and/or survival limitations in Sections 11.01(c) and 12.01(a)) or that Seller has otherwise agreed to assume pursuant to this Agreement). The right to be indemnified and held harmless set forth in this Section 11.01(b) shall survive the Closing until the expiration of the period of the statute of limitations applicable to the underlying claim.

                  (c) Indemnification by Parent and Seller. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Parent and Seller shall, jointly and severally, indemnify, hold harmless and defend Buyer, any Subsidiaries and Affiliates of Buyer and any partners, members, manager, directors, shareholders, officers, employees, attorneys, agents, contractors, consultants and representatives of Buyer or any Subsidiary or Affiliate of Buyer, and, at the Buyer's request, the Company and/or its Subsidiaries, and the successors, transferees and assigns of any thereof (collectively, the "BUYER INDEMNIFIED PERSONS"), from and against, and shall reimburse them for, any and all Indemnified Liabilities related to or arising from (i) any breach of any representation or warranty of, or any misstatement or omission by, Parent, Seller or the Company in this Agreement; and (ii) any breach of any covenant or agreement of Parent, Seller or the Company in this Agreement; and (iii) any Liability incurred by any Buyer Indemnified Person pursuant to the provisions of
Section 9.01 hereof or Section 5.7 of the Merger Agreement; and (iv) any Liability incurred by any Buyer Indemnified Person for any Taxes of the Company and its Subsidiaries with respect to any Tax year ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending after the Closing Date in either case as allocated pursuant to Section 9.06(c) (and regardless of whether or not such Taxes are reflected on the December 31 Unaudited Company Balance Sheet, the 1999 Balance Sheet, the Closing Balance Sheet or the books and records of the Company and its Subsidiaries). Anything in this Section 11.01(c) to the contrary notwithstanding, Parent and Seller shall have no obligation to indemnify Buyer or the Company under clause
(i) of this Section 11.01(c) with respect to (x) the first $750,000 of Indemnified Liabilities, in the aggregate, which are attributable to breaches, misstatements or omissions described in clause (i) or (y) Indemnified Liabilities exceeding $19,750,000, in the aggregate, which are attributable to breaches, misstatements or omissions described in clause (i). Notwithstanding the foregoing, if (1) prior to the Closing, Seller delivers to Buyer a written notice (which Seller will use reasonable efforts, in light of the circumstances, to deliver at least three business days prior to Closing) which specifically states that (A) a representation and warranty contained in Article II hereof which was true and correct in all respects at and as of the date of this Agreement has ceased to be true and correct as of the Closing and (B) as a result, there is a failure to satisfy the conditions contained in Section 6.05 and (2) Buyer elects in writing, in its sole discretion, to waive either or both of such closing conditions in Section 6.05 and to consummate the Transactions, then the representations and warranties of Parent, Seller and the Company in this Agreement shall be deemed, solely for purposes of Section 11.01(c)(i), to have been supplemented by the written notice delivered by Seller pursuant to this sentence. Parent and Seller shall have no obligation to indemnify any Buyer Indemnified Person with respect to violations of federal securities laws or Blue Sky Laws arising solely out of a breach of the representations of the Buyer or its assignees in Section 3.08 hereof.

         SECTION 11.02 Indemnification Procedure. The obligation of the Company, Buyer, Parent or Seller, as applicable (the "INDEMNIFYING PARTY"), to indemnify, hold harmless, defend and reimburse another party (the "INDEMNIFIED PARTY", which with respect to Seller shall also include all Seller Indemnified Persons and with respect to the Buyer shall also include all Buyer Indemnified Persons) under Section 11.01 hereof with respect to any claim for which such indemnification is sought (a "CLAIM") is conditioned upon receiving from such Indemnified Party written notice of such Claim promptly after such Indemnified Party becomes aware of such Claim; provided, however, that any delay in giving such notice shall not release an Indemnifying Party from its obligations under this Article XI except to the extent and only to the extent that such Indemnified Party was prejudiced by such delay. The Indemnifying Party shall at its sole expense defend, contest, settle or otherwise protect against any Claim (including without limitation by taking reasonably necessary or appropriate action to remediate) with legal counsel or other appropriate consultants or experts (collectively, "EXPERTS") of its own selection that are reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right, but not the obligation, to (i) elect to defend, contest, settle or otherwise protect against such claims with Experts of its own choice, (ii) participate in the defense, contest, settlement or other protection of such claims with Experts of its own choice, and (iii) assert any and all defenses, cross claims or counterclaims it may have; provided, however, that such election, participation and assertion shall be at the Indemnified Party's sole cost and expense, notwithstanding anything in this Agreement to the contrary, unless (x) the Indemnified and Indemnifying Parties have agreed otherwise, (y) representation of both parties by the same Experts would be inappropriate due to actual or potential differing interests between them or (z) the Indemnifying Party fails to take reasonably necessary or appropriate action and employ appropriate Experts that are reasonably satisfactory to the Indemnified Party within a reasonable period of time. The Indemnifying Party shall not be liable for any settlement of a Claim effected without its prior written consent (which shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall not settle any Claim without the relevant Indemnified Party's prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes an unconditional general release of such Indemnified Party from all Liabilities that are the subject matter of the proceeding. The Indemnified Party shall cooperate, and shall cause each other Indemnified Party to at all times cooperate, in all reasonable ways with, make (subject to the assertion of attorney-client and other applicable privileges) its respective relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnifying Party in its defense, contest, settlement or protection of any Claim subject to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, as a condition precedent to any Indemnified Party's right to be indemnified or held harmless with respect to any Claim based on a breach of a representation or warranty, the written notice required under the first sentence of this Section
11.02 with respect to such Claim must be received by the Indemnifying Party prior to the time such representation or warranty ceases to survive under this Agreement in accordance with Section 12.01(a). Notwithstanding the foregoing, if any Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Subsidiaries or Affiliates other than as a result of monetary damages, such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or unreasonably delayed); provided, however, that the Indemnified Party shall act in good faith and reasonably in compromising or settling any such action. Anything herein to the contrary notwithstanding, in the case of any suit, action, claim, proceeding or investigation by any customer of the Company with respect to business conducted by the Company prior to the Closing, the Company shall give an indemnification notice under Section 11.02 with respect thereto, but, unless the Buyer shall request Parent to defend the Claim arising out of such action, claim proceeding or investigation, the Company shall have the exclusive right to defend, compromise and settle any such Claim, subject to the duty of the Company to consult with the Indemnifying Party and its counsel in connection with such defense; provided, however, that the Company shall act in good faith and reasonably in compromising or settling any such Claim and shall not compromise or settle any such Claim without the consent of the Indemnifying Party (not to be unreasonably withheld) if the terms of compromise or settlement would subject the Indemnifying Party to injunctive provisions or payment of damages.

                                   ARTICLE XII
                               GENERAL PROVISIONS

         SECTION 12.01 Effectiveness of Representations, Warranties and Agreements, Etc.

                  (a) Except as otherwise provided in this Section 12.01 and
Section 11.02, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations and warranties in Articles II and III shall survive the closing until earlier of June 30, 2002 or the 45th day after delivery of the audited financial statements of the Company for the year ending December 31, 2001; provided, however, that the representations in Sections 2.01 - 2.04, 2.11, 2.12, 2.15, 2.26 and 3.01, 3.02
and 3.08 shall survive until the 13th day after expiration of the applicable statute of limitations and provided, further, that the representations in
Section 2.16 (Environmental) shall survive until the fourth anniversary of the date hereof. All statements contained in any Schedule hereto or in any certificate delivered by or on behalf of the parties pursuant to this

Agreement shall be deemed representations and warranties by the parties hereunder. All covenants and agreements of the parties herein shall terminate as of the Closing or upon the termination of this Agreement pursuant to Article X, as the case may be. Notwithstanding the preceding sentence, the covenants and agreements set forth in Sections 5.04 and 5.06, Articles IX, XI and XII shall survive the Closing indefinitely and those set forth in Section 10.03 shall survive any such termination (whether at the Closing Date or pursuant to Article
X) indefinitely. Nothing in this Section 12.01(a) shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

                  (b) Any disclosure made with reference to one or more Sections of the Seller Disclosure Schedule shall be deemed disclosed only with respect to such Section unless such disclosure is made in such a way as to make its relevance to the information called for by another Section of such schedule readily apparent, in which case, such disclosure shall be deemed to have been included in such other Section, notwithstanding the omission of a cross reference thereto. However, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

         SECTION 12.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a) If to Parent or Seller:

                              c/o Paxar Corporation
                              105 Corporate Park Drive
                              White Plains, New York 10604
                              Telecopier No.: 914-697-6860
                              Telephone No.: 914-697-6804
                              Attention: General Counsel

                      With a copy to:

                              Eric Honick, Esq.
                              Snow Becker Krauss P.C.
                              605 Third Avenue
                              New York, NY 10158
                              Telecopier No.: 212 949-7052
                              Telephone No.: 212 455-0440

                  (b) If to the Company:

                              International Imaging Materials, Inc.
                              310 Commerce Drive
                              Amherst, New York 14228
                              Telecopier No.: 716-691-1133
                              Telephone No.: 716-691-6333
                              Attention: President

                      With a copy to Buyer after the Closing.

                  (c) If to Buyer:

                              David Golub
                              Centre Capital Investors III, L.P.
                              c/o Centre Partners Management LLC
                              30 Rockefeller Plaza, 50th Floor
                              New York, NY 10020
                              Telecopier No.: 212 332-5801
                              Telephone No.: 212 332-5840

                      With a copy to:

                              Michael J. Herling, Esq. and
                              Charles J. Downey III, Esq.
                              Finn Dixon & Herling LLP
                              One Landmark Square
                              Suite 1400
                              Stamford, CT 06901
                              Telecopier No.: 203 348-5777
                              Telephone No.: 203 325-5000

         SECTION 12.03 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" or "Affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                  (c) "business day" means any day other than a day on which banks in the State of New York are required or authorized to be closed;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "GAAP" shall mean United States generally accepted accounting principles;

                  (f) "Governmental Authority" shall mean any foreign, federal, state, local or provincial body, government, agency, court, panel or tribunal;

                  (g) "Indemnified Liabilities" shall mean all direct or indirect indebtedness, investigations, suits, actions, proceedings, litigation, judgments, orders, writs, injunctions, awards, decrees, claims, liabilities, obligations, losses, costs, expenses (including, without limitation, remediation expenses and other costs of response under Environmental Laws), levies, imposts, duties, deficiencies, assessments, charges, allegations, demands and damages (whether currently known or unknown) of any kind or nature whatsoever, including without limitation, all legal fees and other expenses incurred in connection with enforcing an indemnity or with defending, preparing to defend, settling or investigating any third party action or claim or governmental action, claim or proceeding;

                  (h) "knowledge" of the Company, Parent, Seller or Buyer, as the case may be, shall mean the actual knowledge of the executive officers of the Company, Parent, Seller or Buyer, as such knowledge has been or reasonably should have been obtained in the normal conduct of business;

                  (i) "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of such change, effect or circumstance, (i) is materially adverse to the business, assets, financial condition, prospects, or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) prevents the consummation of the Transactions;

                  (j) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) (3) of the Exchange Act); and

                  (k) "subsidiary" or "Subsidiaries" of the Company, Parent, Seller, Buyer or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, Seller, Buyer or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 12.04 Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent, Seller, the Company and Centre Capital Investors III, L.P.

         SECTION 12.05 Waiver. Any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 12.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 12.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

         SECTION 12.08 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 12.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that the rights of Buyer and the Company hereunder may be assigned collaterally to any lender or other financing source; and provided, further, that the rights of the Company hereunder may be assigned, after the Closing, to any successor to substantially all of the business of the Company. Furthermore, Buyer may assign its right to purchase Purchased Shares to any related fund or entity and/or to certain members of management of the Company, who will be entitled to the rights and benefits of, and subject to the obligations of Buyer, under this Agreement (it being contemplated that such assignees may (i) be listed on a Schedule to be attached hereto at Closing and (ii) make representations reasonably necessary to satisfy federal and state securities law exemptions), provided that nothing in this sentence shall relieve Buyer of its obligation to purchase at the Closing any Purchased Shares not purchased by any defaulting assignee.

         SECTION 12.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

         SECTION 12.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflicts of law rules which might result in the application of the laws of any other jurisdiction).

         SECTION 12.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 12.14 Consent to Jurisdiction; Specific Performance. Each of the parties hereto:

                  (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in the Borough of Manhattan, City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement;

                  (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such courts;

                  (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

                  (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 12.02 or at such other address of which a party shall have been notified pursuant thereto;

                  (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law;

                  (f) hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement or any other document; and

                  (g) acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court described in
Section 12.14(a) (subject to the provisions set forth herein, in addition to any other remedy to which they may be entitled, at law or in equity).

                  IN WITNESS WHEREOF, Buyer, Parent, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                  PARENT:

                  PAXAR CORPORATION


                  By: /s/ Arthur Hershaft
                      ------------------------------
                      Name:  Arthur Hershaft
                      Title: President

                  SELLER:

                  PAXAR CAPITAL CORPORATION


                  By: /s/ Arthur Hershaft
                      ------------------------------
                      Name:  Arthur Hershaft
                      Title: President

                  THE COMPANY:

                  INTERNATIONAL IMAGING MATERIALS, INC.


                  By: /s/ Jack Plaxe
                      ------------------------------
                      Name:  Jack Plaxe
                      Title: Vice President

                  BUYER:


                  CENTRE CAPITAL INVESTORS III, L.P.
                  CENTRE CAPITAL INDIVIDUAL INVESTORS III, L.P. CENTRE CAPITAL OFFSHORE INVESTORS III, L.P. CENTRE CAPITAL TAX-EXEMPT INVESTORS III, L.P.
                  By: Centre Partners III, L.P.,
                      as general partner of such partnerships
                      By: Centre Partners Management LLC,
                          attorney-in-fact

                           By: /s/ David Golub
                               --------------------------------
                               Name:  David Golub
                               Title: Managing Director


                  CENTRE PARTNERS COINVESTMENT III, L.P.
                  By: Centre Partners III LLC
                      as general partner

                          By: /s/ David Golub
                              ---------------------------------
                              Name:  David Golub
                              Title: Managing Director